UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.                    )
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COMMUNITY HEALTH SYSTEMS, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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COMMUNITY HEALTH SYSTEMS, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 18, 2010
To Our Stockholders:
     Notice is hereby given that the Annual Meeting of Stockholders of Community Health Systems, Inc. will be held on Tuesday, May 18, 2010 at 8:00 a.m. (Eastern Daylight Time) at The St. Regis Hotel, 5th Avenue at 55th Street, New York, New York 10022, to consider and act upon the following matters:
1.	To approve an amendment to the Community Health Systems, Inc. Restated Certificate of Incorporation to declassify the Board of Directors and provide for the annual election of directors;

2.	To elect two (2) directors;

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

4.	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.
The close of business on March 31, 2010, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.
YOU ARE REQUESTED, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, TO MARK, DATE, SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

By Order of the Board of Directors,

/s/ Rachel A. Seifert

Rachel A. Seifert
Executive Vice President, Secretary and General Counsel

Franklin, Tennessee
April 9, 2010

ANNUAL MEETING OF STOCKHOLDERS
OF
COMMUNITY HEALTH SYSTEMS, INC.
PROXY STATEMENT
Table of Contents

Page
Introduction	1
General Information	4
Members of the Board of Directors	13
Proposals Submitted for a Vote of Stockholders	17
Proposal 1 — Amendment of the Restated Certificate of Incorporation to Declassify the Board of Directors	17
Proposal 2 — Election of Directors	18
Proposal 3 — Ratification of the Appointment of Independent Registered Public Accounting Firm	19
Security Ownership of Certain Beneficial Owners and Management	21
Compliance With Exchange Act Section 16(a) Beneficial Ownership Reporting	22
Relationships and Certain Transactions between Community Health Systems, Inc and its Officers, Directors and 5% Beneficial Owners and their Family Members	23
Information About Our Executive Officers	23
Executive Compensation	25
Compensation Discussion and Analysis	25
Summary Compensation Table	37
Grants of Plan-Based Awards	39
Outstanding Equity Awards at Fiscal Year-End	40
Option Exercises and Stock Vested	41
Pension Benefits	42
Nonqualified Deferred Compensation	42
Potential Payment upon Termination or Change in Control	43
Compensation Committee Report	46
Audit and Compliance Committee Report	47
Miscellaneous	48

Attachment A — Form of Amendment to Restated Certificate of Incorporation

ANNUAL MEETING OF STOCKHOLDERS
OF
COMMUNITY HEALTH SYSTEMS, INC.
4000 Meridian Boulevard
Franklin, Tennessee 37067
PROXY STATEMENT
April 9, 2010
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 18, 2010: THIS PROXY STATEMENT, PROXY CARD AND THE 2009 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT WWW.CHS.NET.
INTRODUCTION
Solicitation
          This Proxy Statement, the accompanying proxy card and the 2009 Annual Report to Stockholders (with Form 10-K for the year ended December 31, 2009) of Community Health Systems, Inc. (the “Company”) are being mailed on or about April 9, 2010. The Board of Directors of the Company (the “Board” or the “Board of Directors”) is soliciting your proxy to vote your shares at the 2010 Annual Meeting of Stockholders (the “Meeting”). The Board is soliciting your proxy to give all stockholders of record the opportunity to vote on matters that will be presented at the Meeting. This Proxy Statement provides you with information on these matters to assist you in voting your shares.
          For simplicity of presentation throughout this Proxy Statement, we refer to employees of our indirect subsidiaries as “employees of the Company,” “our employees” or similar language. Notwithstanding this presentation style, the Company itself does not have any employees.
When and where will the meeting be held?
          The Meeting will be held on Tuesday, May 18, 2010 at 8 a.m. (Eastern Daylight Time) at The St. Regis Hotel, 5th Avenue at 55th Street, New York, New York 10022.
What is a proxy?
          A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the President or the Secretary of the Company the authority to vote your shares in the manner you indicate on your proxy card.
Why did I receive more than one proxy card?
          You will receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, and custodial accounts) or in multiple accounts. If your shares are held by a broker, bank, trustee or other nominee (i.e., in “street name”), you will receive your proxy card or other voting information from your broker, bank, trustee or other nominee, and you should return your proxy card or cards to your broker, bank, trustee or other nominee. You should vote on and sign each proxy card you receive.
Voting Information
Who is qualified to vote?
          You are qualified to receive notice of and to vote at the Meeting if you own shares of Common Stock of the Company at the close of business on our record date of Wednesday, March 31, 2010.

How many shares of Common Stock may vote at the Meeting?
          As of March 31, 2010, there were 94,692,446 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter presented.
What is the difference between a “stockholder of record” and a “street name” holder?
          These terms describe how your shares are held. If your shares are registered directly in your name with Registrar and Transfer Company, the Company’s transfer agent, you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.
How do I vote my shares?
          If you are a “stockholder of record”, you can vote your proxy by mailing in the enclosed proxy card.
          Please refer to the specific instructions set forth on the enclosed proxy card.
          If you hold your shares in “street name”, your broker/bank/trustee/nominee will provide you with materials and instructions for voting your shares, which may allow you to use the internet or a toll free telephone number to vote your shares.
Can I vote my shares in person at the Meeting?
          If you are a “stockholder of record”, you may vote your shares in person at the Meeting. If you hold your shares in “street name”, you must obtain a proxy from your broker, banker, trustee or nominee, giving you the right to vote the shares at the Meeting.
What are the Board’s recommendations on how I should vote my shares?
          The Board recommends that you vote your shares as follows:

Proposal 1 -	FOR the amendment of the Company’s Restated Certificate of Incorporation to provide for the declassification of the Board of Directors and the annual election of directors.

Proposal 2 -	FOR the election of each of the two nominees for director: W. Larry Cash and H. Mitchell Watson, Jr., with terms expiring at the 2011 annual meeting of stockholders, unless Proposal 1 is not approved, in which case the terms will expire at the 2013 annual meeting of stockholders.

Proposal 3 -	FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2010.
What are my choices when voting?
Proposal 1 — You may cast your vote in favor of or against this proposal, or you may elect to abstain from voting your shares for this proposal.
Proposal 2 — You may cast your vote in favor of or against electing any of the nominees as director or you may elect to abstain from voting for one or both of them.
Proposal 3 — You may cast your vote in favor of or against this proposal, or you may elect to abstain from voting your shares for this proposal.

How would my shares be voted if I do not specify how they should be voted?
          If you are a stockholder of record and you sign and return your proxy card without indicating how you want your shares to be voted, the President or Secretary will vote your shares as follows:

Proposal 1 -	FOR the amendment of the Company’s Restated Certificate of Incorporation, which provides for the declassification of the Board of Directors and the annual election of directors.

Proposal 2 -	FOR the election of each of the nominees for director.

Proposal 3 -	FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2010.
          If you are a beneficial owner of shares held in street name and do not provide the broker, bank, trust or other nominee that holds your shares with specific voting instructions, under the rules of the New York Stock Exchange (“NYSE”), the broker, bank, trust or other nominee that holds your shares may generally vote on “routine” matters without instructions from you. We expect Proposal 3 (the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010) to be considered a “routine” matter. Accordingly, if your shares are held through a broker, bank, trust or other nominee, that person will have discretion to vote your shares on these matters if you fail to provide instructions.
          On the other hand, your broker, bank, trust or other nominee is not entitled to vote your shares on certain “non-routine” matters if it does not receive instructions from you on how to vote. The proposal to amend the Company’s Restated Certificate of Incorporation to provide for the annual election of all directors (Proposal 1) and the election of directors (Proposal 2) will be considered “non-routine” matters. Thus, if you do not give your broker, bank, trust or other nominee specific instructions on how to vote your shares with respect to those proposals, your broker, bank, trust or other nominee will inform the inspectors of election that it does not have the authority to vote on those matters with respect to your shares. This is generally referred to as a “broker non-vote.”
          Please note that beginning this year, your broker, bank, trust or other nominee no longer has the discretion to vote shares on your behalf with respect to the election of directors. Therefore, if you hold your shares through a broker, bank, trust or other nominee, please instruct that person regarding how to vote your shares on the election of directors.
How are abstentions and broker non-votes treated?
          Abstentions are deemed as “present” at the Meeting, are counted for quorum purposes, and other than for Proposal 2, will have the same effect as a vote against the matter. Broker non-votes, if any, while counted for general quorum purposes, are not deemed to be “present” with respect to any matter and, other than for Proposal 1, will have no effect on the voting results for that matter. In the case of Proposal 2, an abstention will not be deemed to be a vote cast either for or against any nominee. In the case of Proposal 1, a broker non-vote will have the same effect as a vote against the matter.
Can I change my vote after I have mailed my proxy card?
If you are a stockholder of record, you may revoke your proxy by doing one of the following:
•	By sending a written notice of revocation to the Secretary of the Company that must be received prior to the Meeting, stating that you revoke your proxy;

•	By signing a later-dated proxy card and submitting it so that it is received prior to the Meeting in accordance with the instructions included in the proxy card(s); or

•	By attending the Meeting and voting your shares in person before your proxy is exercised at the Meeting.
          If you hold your shares in “street name”, your broker/bank/trustee/nominee will provide you with instructions to revoke your proxy.
What vote is required to approve each proposal?
          Proposal 1 provides for the amendment of the Company’s Restated Certificate of Incorporation to provide for the declassification of the Board of Directors and the annual election of directors and requires the affirmative vote of a majority of the shares of Common Stock issued and outstanding.
          Proposal 2 provides for the election of two (2) directors. For each nominee, the affirmative vote of a majority of the votes cast for the election of that nominee is required to elect him as a director.
          Proposal 3 provides for the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010 and requires the affirmative vote of a majority of those shares of Common Stock present in person or represented by proxy and entitled to vote thereon at the Meeting.
Who will count the votes?
          Representatives from Registrar and Transfer Company, our transfer agent, will count the votes and serve as our Inspectors of Election. The Inspectors of Election will be present at the Meeting.
Who pays the cost of proxy solicitation?
          The Company pays the costs of soliciting proxies. The Company has engaged Georgeson Inc. to aid in the solicitation of proxies for a fee of approximately $15,000, plus reasonable expenses. Upon request, the Company will reimburse brokers, banks, trustees or their other nominees for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of the Company’s Common Stock. In addition, certain of our directors and officers, as well as employees of our management company, will aid in the solicitation of proxies. These individuals will receive no compensation in addition to their regular compensation.
Is this Proxy Statement the only way that proxies are being solicited?
          No. As stated above, in addition to mailing these proxy materials, our proxy solicitor, Georgeson Inc., and certain of our directors and officers, as well as employees of our management company, may solicit proxies by telephone, e-mail or personal contact. These directors, officers and employees will not be specifically compensated for doing so.
If you have any further questions about voting your shares or attending the Meeting (including information regarding directions to the Meeting) please call our Secretary and General Counsel, Rachel Seifert, at 615-465-7000.
GENERAL INFORMATION
What is the deadline for submitting stockholder proposals for the 2011 annual meeting of stockholders?
          If a stockholder seeks to have a proposal included in our Proxy Statement for the 2011 annual meeting pursuant to the rules under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), the proposal must be submitted by not later than December 10, 2010. Any stockholder proposal (other than pursuant to the rules under the Exchange Act) or director nominations submitted by a stockholder for consideration at our 2011 annual meeting must be received by the Company in the manner and by the deadline set forth under “How can I submit Stockholder Proposals or Nominations for Directors” on page 12 of this Proxy Statement. In general, a director nomination submitted in proper form, must be received no earlier than January 24, 2011, and no later than February 23, 2011.
How may I contact the non-management members of the Board of Directors?
          Julia B. North is the Chair of the Governance and Nominating Committee of the Board of Directors. She and any of the other non-management directors may be contacted by any stockholder or other interested party in the following manner:
c/o Community Health Systems
4000 Meridian Boulevard
Franklin, TN 37067
Attention: Rachel A. Seifert
Corporate Secretary
615-465-7000
Investor_Communications@chs.net
          In the alternative, stockholders or other interested parties may communicate with our directors or our corporate compliance officer by accessing the Confidential Disclosure Program established under our Code of Conduct:
Corporate Compliance and Privacy Officer
Community Health Systems
4000 Meridian Boulevard
Franklin, TN 37067
800-495-9510
          Generally, all materials that are appropriate director communications will be forwarded to the intended recipient; however, management may simultaneously conduct an investigation of any operational, compliance, or legal matter in accordance with its established policies and procedures. Management reserves the right to reject from this process any material that is harassing, unduly offensive, anonymous or otherwise not credible, or solicits business on behalf of the sender.
How is the Board of Directors organized and how is the independence of the Board of Directors determined?
          The role of our Board of Directors is governed by the Bylaws of the Company, and is further guided by the Governance Guidelines for the Board of Directors (the “Governance Guidelines”). Currently, there are nine (9) members of our Board of Directors, however, Harvey Klein, M.D., whose current term expires at the Meeting, is not standing for reelection. Our Board of Directors has determined that the number of members of the Board of Directors will be reduced from nine (9) to eight (8) immediately following the Meeting.
          Our Governance Guidelines include independence standards for those directors who are not also members of management. To determine whether our directors and director nominees are independent, the Board evaluates the relationships of our directors and director nominees, as disclosed to us by them, with the Company and the members of the Company’s management, against the independence standards of our Governance Guidelines. In making its independence determinations, the Board broadly considers all relevant facts and circumstances, including the responses of directors to a questionnaire that solicited information about their relationships. The Board also considers relationships between the Company and other organizations on which our directors or director nominees serve as directors. The Board determined that each of our non-management directors did not have an indirect material interest in the applicable relationships set forth in the Governance Guidelines. After such evaluations, our Board of Directors has affirmatively determined that all of the following non-management members of our Board are independent under the Governance Guidelines and the applicable rules of the NYSE and the Securities and Exchange Commission (“SEC”):
John A. Clerico
James S. Ely III
John A. Fry
William N. Jennings, M.D.
Harvey Klein, M.D.
Julia B. North
H. Mitchell Watson, Jr.
          Messrs. Wayne Smith and Larry Cash, who are employee-officers of the Company, are not independent.
Do the independent members of the Board of Directors meet in separate sessions?
          The independent members of our Board meet periodically in executive sessions, typically at the end of each regularly scheduled board meeting, and otherwise as needed. The Chair of the appropriate Board committee presides over those sessions at which the principal item to be considered is within the scope of his or her committee. In the absence of a particular committee related subject matter, the Chair of the Governance and Nominating Committee, currently Ms. North, presides at the executive sessions. As a result of adopting this procedure, our Board of Directors no longer utilizes a single presiding director or lead director. During 2009, the independent members of our Board met in executive session five (5) times. In addition, the independent directors typically meet at the end of each regularly scheduled committee meeting.
What is the leadership structure of the Board of Directors?
          As set forth in the Company’s Governance Guidelines, the Board believes that the most effective and appropriate leadership model for the Company is that of a combined Chair of the Board and CEO, balanced by certain practices and policies to assure that the super-majority independence of the Board provides the desired oversight, advice, and balance.
          The Board of Directors is responsible for broad corporate policy and the overall performance of the Company. Members of the Board are kept informed of the Company’s business by various documents sent to them before each meeting and oral reports made to them during these meetings by the Company’s Chairman, President and Chief Executive Officer and other corporate executives. They are advised of actions taken by the various committees of the Board of Directors and are invited to, and frequently do, attend all committee meetings. Directors have access to all of the Company’s books, records and reports, and members of management are available at all times to answer their questions.
          The Governance and Nominating Committee, which consists entirely of independent directors, periodically examines the Board leadership structure, as well as other governance practices, and also conducts an annual assessment of the Board’s and each committee’s effectiveness. The Governance and Nominating Committee has determined that the present leadership structure continues to be effective and appropriate, as demonstrated in part by the Company’s superior performance relative to its peers, both financially and in the arena of corporate governance.
          The Board believes that the substantive duties of the Chair of the Board, including calling and organizing meetings and preparing agendas, are best performed by someone who has day-to-day familiarity with the business issues confronting the Company and the understanding of the specific areas in which management seeks advice and counsel from the Board. Given Mr. Smith’s broad and lengthy leadership experience in the healthcare industry, including 13 years as the President and Chief Executive Officer of the Company, the Board believes that he is especially qualified to serve as both CEO and Chair of the Board. In fact, the independent members of the Board have been selected because of their diverse backgrounds and experience, and not necessarily for their healthcare-specific leadership experience.

          As indicated above, the independent members of the Board meet in executive session, which are presided over by one of the independent members of the Board. As set out in the Governance Guidelines, the Chair of the appropriate Board committee presides over each session at which the principal item to be considered is within the scope of his or her committee. For routine executive session meetings, the presiding director is the Chair of the Governance and Nominating Committee. Board independence is further achieved through the completely independent composition of the three standing committees: Audit and Compliance, Compensation, and Governance and Nominating, each of which is supported by an appropriate charter and holds executive sessions without management present. Each of the Board’s independent directors serves on one or more of these committees, and thus there is ample opportunity to meet and confer without any member of management present.
          The Board has concluded that the structure and practices of the independent members of the Board of Directors assures effective independent oversight as well as effective independent leadership while maintaining practical efficiency.
How does your Board of Directors Oversee Risk?
          Risk management is primarily the responsibility of the Company’s management team, which is administered through a broad-based committee that includes executives from our operations, internal audit, quality, revenue management, accounting, finance and legal departments. The Board of Directors is responsible for the overall supervision of the Company’s risk management activities. The Board’s oversight of the material risks faced by the Company occurs at both the full board level and at the committee level.
          The Audit and Compliance Committee has oversight responsibility not only for financial reporting with respect to the company’s major financial exposures and the steps management has taken to monitor and control such exposures, but also for the effectiveness of management’s enterprise risk management process that monitors key business risks facing the Company. The Audit and Compliance Committee also oversees the delegation of specific risk areas among the various other Board committees, consistent with the committees’ charters and responsibilities.
          Management provides regular updates throughout the year to the respective committees regarding the management of the risks they oversee, and each of these committees provides a report on risk to the full Board at each regular meeting of the Board. At least once every year, the Audit and Compliance Committee reviews the allocation of risk responsibility among the Board’s committees and implements any changes it deems appropriate.
          In addition to the reports from the committees, the Board receives presentations throughout the year from various department and business unit leaders that include discussions of risks as necessary. At each Board meeting, the Chair and CEO addresses, in a director-only session, matters of particular importance or concern, including any areas of risk that require Board attention. Additionally, through dedicated sessions focusing entirely on corporate strategy, the full Board reviews in detail the Company’s short- and long-term strategies, including consideration of risks facing the Company and their potential impact.
          We believe that our approach to risk oversight, as described above, optimizes our ability to assess inter-relationships among the various risks, make informed cost-benefit decisions, and approach emerging risks in a proactive manner for the Company. We also believe that our risk structure complements our current board leadership structure, as it allows our independent directors, through the three fully independent board committees and otherwise, to exercise effective oversight of the actions of management, led by Mr. Smith as Chair and CEO, in identifying risks and implementing effective risk management policies and controls.
What are the standing committees of the Board of Directors?
          Our Board of Directors has three standing committees: Audit and Compliance, Compensation, and Governance and Nominating. Each of these committees is comprised solely of independent directors, and each independent director meets the additional criteria for committee membership as set forth in the applicable committee charter. Each standing committee operates pursuant to a committee charter. The current composition of our Board’s standing committees is as follows:

Audit and Compliance		Governance and Nominating
Committee	Compensation Committee	Committee
John A. Clerico, Chair James S. Ely III John A. Fry H. Mitchell Watson, Jr.	H. Mitchell Watson, Jr., Chair John A. Clerico Julia B. North	Julia B. North, Chair John A. Fry William N. Jennings, M.D. Harvey Klein, M.D.
How many times did the Board of Directors and its committees meet in 2009? What was the attendance by the members? What are the duties of the Board’s committees?
          Directors are encouraged to attend our annual meeting of stockholders; all eight (8) of our then serving directors, as well as the new nominee to the Board of Directors, were present at our 2009 annual meeting of stockholders. The annual meeting of the Board of Directors followed immediately after the 2009 annual meeting of stockholders.
          In 2009, the Board of Directors held six (6) regular meetings and acted one (1) time by written consent. Each director attended at least 75% of the Board meetings and meetings of the committees of the Boards on which he/she served.
          The Audit and Compliance Committee held eight (8) meetings during 2009. As set forth in its charter, the Audit and Compliance Committee’s responsibility is to provide advice and counsel to management regarding, and to assist the Board of Directors in its oversight of: (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; and (iv) the performance of the Company’s internal audit function and its independent registered public accounting firm. The Audit and Compliance Committee report is set forth later in this Proxy Statement.
          The Compensation Committee held four (4) meetings during 2009 and acted two (2) times by written consent. The primary purpose of the Compensation Committee is to: (i) assist the Board of Directors in discharging its responsibilities relating to compensation of the Company’s executives; (ii) approve awards and grants of equity-based compensation arrangements to directors, employees, and others pursuant to the Company’s stock option and award plans; (iii) administer the Community Health Systems, Inc. 2004 Employee Performance Incentive Plan with regard to the employees to whom Section 162(m) of the Internal Revenue Code (the “IRC”) applies; (iv) assist the Board of Directors by making recommendations regarding compensation programs for directors; and (v) produce an annual report on executive compensation for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations under the Exchange Act. The Compensation Committee’s report is set forth later in this Proxy Statement.
          As set forth in its charter, the primary responsibilities of the Compensation Committee are to oversee the elements of the compensation arrangements available to the Company’s subsidiaries that are used to compensate the Company’s executive officers, and in particular, the Chief Executive Officer. The Committee also approves the goals and objectives relevant to the compensation of the Chief Executive Officer and the other executive officers and determines whether targets have been attained in connection with target-based compensation awards and equity grants.
          Pursuant to its charter, the Compensation Committee has authority to engage its own executive compensation consultants and legal advisors. Since 2005, Mercer Human Resources Consulting has served as the independent executive compensation consultant to the Compensation Committee. Mercer Human Resources Consulting also provides limited consulting services to management; for 2009, these services were limited to conducting actuarial analyses of the Company’s Supplemental Executive Retirement Plan. In 2009, the total amount paid for the services provided to management was less than $120,000. Mercer Human Resources Consulting has entered into separate engagement letters with the Compensation Committee and management for the respective services rendered to each group.

          The Governance and Nominating Committee met two (2) times during 2009. The primary purpose of the Governance and Nominating Committee is to (i) recommend to the Board of Directors a set of corporate governance guidelines applicable to the Company; (ii) review at least annually the Company’s Governance Guidelines and make any recommended changes, additions or modifications; and (iii) identify individuals qualified to become Board members and to select, or recommend that the Board of Directors select, the director nominees for the next annual meeting of stockholders; and (iv) assist the Board by making recommendations regarding compensation for directors.
Who are the Company’s Audit Committee Financial Experts?
          Our Board has determined that all four of the members of our Audit and Compliance Committee are “audit committee financial experts” as defined by the Exchange Act — John A. Clerico, James S. Ely III, John A. Fry, and H. Mitchell Watson, Jr.
Does the Company have a Code of Conduct?
          The Company has an internal compliance program, the keystone of which is our Code of Conduct. Our Code of Conduct has been adopted and implemented throughout our organization and is applicable to all members of the Board of Directors and our officers, as well as employees of our subsidiaries. A variation of this Code of Conduct has been in effect at our Company since 1997.
Where can I obtain a copy of the Company’s Board of Directors’ organizational documents?
          A copy of the current version of our Governance Guidelines, including our Independence Standards, along with current versions of our Code of Conduct, and Board committee charters are posted on the Investor Relations — Corporate Governance section of our internet website at www.chs.net/investor/corporate_governance.html. These items are also available in print to any stockholder who requests them by writing to Community Health Systems, Inc., Investor Relations, at 4000 Meridian Boulevard, Franklin, TN 37067.
How are the Company’s Directors compensated?
          Our Board of Directors has approved a compensation program for independent directors, which consists of both cash and equity-based compensation. For 2009, Board of Directors compensation was revised to be more consistent with current board compensation practices of, and to align the compensation amounts with those awarded to, boards of directors in our industry and business peer groups (i.e., the same peer groups used for evaluating management compensation). For 2009, the total cash and long-term incentive compensation package was set at $200,000 per independent director. The independent directors received a cash stipend of $70,000 which was paid in quarterly installments. Each independent director received a grant of a number of shares of phantom stock based on the portion of his or her annual compensation that is allocated to equity. For 2009, this value based award amount was $130,000, or 7,151 shares of phantom stock per independent director and was awarded at the end of February, at the same time management’s long-term incentive awards were granted. Any independent directors who join our Board of Directors during the first six months of the year will receive the same stock-based compensation as the other independent directors, however, if an independent director’s appointment occurs during the last six months of the year, such independent director will receive no stock-based compensation until the following year. These phantom stock awards vest in equal one-third increments on each of the first three anniversaries of the award date for so long as the director is a member of the Board. If an independent director’s service as a member of the Board terminates as a result of death, disability or otherwise (other than “for cause”) all unvested shares of the phantom stock awards will vest as of the date of termination. In connection with the other amendments to the 2000 Stock Option and Award Plan, phantom stock awards have been eliminated. Instead, commencing in 2010, awards to independent directors will be made in the form of restricted stock units with the same terms and conditions as have been used for phantom stock awards. No separate meeting attendance fees are paid to the directors. All directors are reimbursed for their out-of-pocket expenses arising from attendance at meetings of the Board and its committees. The additional annual stipends for the three committee chairs were as follows: Audit and

Compliance Committee: $15,000; Compensation Committee: $10,000; and Governance and Nominating Committee: $10,000. For 2010, the Board of Directors compensation package was reviewed by our compensation consultant, Mercer Human Resources Consulting, and the Governance and Nominating Committee recommended an increase of $10,000 for both the cash and equity components of the compensation package, to $80,000 in cash and $140,000 in restricted stock unit awards. These changes were adopted by the Board of Directors. No changes were made to the committee chair stipend amounts.
          Management directors do not receive any additional compensation for their service on the Board.
Director Compensation
          The following table summarizes the aggregate fees paid or earned and the value of equity-based awards earned by our non-employee directors in 2009:

	Fees Earned	Restricted
	or Paid in	Stock	Total
	Cash	Awards	Compensation
Name	($)	($)(1)	($)
John A. Clerico	85,000	130,005	215,005
James S. Ely III	52,500	180,706	233,206
John A. Fry	70,000	130,005	200,005
William Norris Jennings, M.D.	70,000	130,005	200,005
Harvey Klein, M.D.	70,000	130,005	200,005
Julia B. North	80,000	130,005	210,005
H. Mitchell Watson, Jr.	80,000	130,005	210,005

(1)	This amount reflects the grant date fair value of director compensation earned in the form of phantom stock awards. This grant is based on the portion of his or her annual compensation that is allocated to equity. For 2009, this value based award amount was for 7,151 shares of phantom stock awarded on February 25, 2009 ($18.18) for Messrs. Clerico, Fry and Watson, Ms. North, Dr. Jennings and Dr. Klein. Mr. Ely’s grant date was May 19, 2009 ($25.27). The grant date fair value was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.
          The Governance and Nominating Committee, which is responsible for making independent compensation recommendations for our independent directors to the Board of Directors, evaluates the non-management director compensation package annually.

How are Directors nominated? What diversity considerations are evaluated in nominating directors?
Nomination Process. The Governance and Nominating Committee has responsibility for the director nomination process.
     The Governance and Nominating Committee believes that the minimum qualifications that must be met by any director nominee, including any director nominee who is recommended by stockholders, include (i) a reputation for the highest ethical and moral standards, (ii) good judgment, (iii) a positive record of achievement, (iv) if on other boards, an excellent reputation for preparation, attendance, participation, interest and initiative, (v) business knowledge and experience relevant to the Company and (vi) a willingness to devote sufficient time to carrying out his or her duties and responsibilities effectively.
     The qualities and skills necessary in a director nominee are governed by the specific needs of the Board at the time the Governance and Nominating Committee determines to nominate a candidate for director. The specific requirements of the Board will be determined by the Governance and Nominating Committee and will be based on, among other things, the Company’s then existing strategies and business, market, regulatory environments, and the mix of perspectives, experience and competencies then represented by the other Board members. The Governance and Nominating Committee will also take into account the Chairman, President and Chief Executive Officer’s views as to areas in which management desires additional advice and counsel.
     When the need to recruit a director arises, the Governance and Nominating Committee will consult the other directors, including the Chairman, President and Chief Executive Officer and, when deemed appropriate, utilize fee-paid third party recruiting firms to identify potential candidates. The candidate evaluation process may include inquiries as to the candidate’s reputation and background, examination of the candidate’s experiences and skills in relation to the Board’s requirements at the time, consideration of the candidate’s independence as measured by the Company’s independence standards, and other considerations as the Governance and Nominating Committee deems appropriate at the time. Prior to formal consideration by the Governance and Nominating Committee, any candidate who passes such screening would be interviewed by the Chair of the Governance and Nominating Committee and the Chairman, President and Chief Executive Officer.
Board Nominee Diversity Considerations. As set forth in the charter of the Governance and Nominating Committee, the nominating criteria require the committee to “determine as necessary the portfolio of skills, experience, perspective, and background required for the effective functioning of the Board.” The most robust selection process occurs at the time a new director is being added, typically upon the decision of a Board member that he or she will not stand for re-election at the end of a then current term. The Governance and Nominating Committee takes into account a variety of factors in selecting and nominating individuals to serve on the Board of Directors, including:
•	The Board’s and the Company’s needs for input and oversight about the strategy, business, regulatory environment, and operations of the Company;

•	The management directors’ views as to areas in which additional advice and counsel could be provided by the Board;

•	The mix of perspectives, experience, and competencies currently represented on the Board; while this is primarily directed to the professional acumen of an individual, it may also include gender, ethnic, and cultural diversity;

•	The results of the Board’s annual self-assessment process; and

•	As to incumbent directors, meeting attendance, participation and contribution, and the director’s current independence status.
The Committee seeks candidates with broad background and experience that will enable them to serve on and contribute to any of the Board’s three standing committees. The Committee also believes that every director nominee should demonstrate a strong record of integrity and ethical conduct, an absence of conflicts that might interfere with the exercise of his or her independent judgment, and a willingness and ability to represent all stockholders of the Company.

If the Board of Directors is successful in its proposal to amend the Company’s Restated Certificate of Incorporation and declassify the Board, the opportunity to evaluate and impact the diversity of the membership of the Board will present itself on an annual basis, versus the staggered nature of the Committee’s opportunities to date.
     The experience, skills and diversity contributions of each of the members of the Board of Directors is described below under “Members of the Board of Directors”.
How can I submit Stockholder Proposals or Nominations for Directors?
     The Governance and Nominating Committee will consider candidates for election as director who are recommended by stockholders and any business that stockholders seek to bring before an annual meeting. For any candidate to be considered by the Governance and Nominating Committee and, if nominated, to be included in the proxy statement, such recommendation must be received by the Secretary at our principal executive offices (Secretary, Community Health Systems, Inc., 4000 Meridian Boulevard, Franklin, TN 37067) not less than 45 or more than 75 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of stockholders. This same time requirement applies to any business a stockholder seeks to bring before an annual meeting of our stockholders (other than pursuant to the rules under the Exchange Act). However, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting of stockholders, to be timely, notice by the stockholder must be delivered no later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which the public announcement of the meeting is first made. The Governance and Nominating Committee will conduct the same analysis that it conducts with respect to its director nominees of any director nominations properly submitted by a stockholder and, as a result of that process, will formulate its recommendation to support or oppose that person’s election as a member of the Board of Directors. Please see page 4 under “What is the deadline for submitting stockholder proposals for the 2011 annual meeting of stockholders” for the expected deadlines related to the 2011 annual meeting of stockholders.
     A stockholder’s notice to the Secretary for director nominee recommendations must set forth as to each proposed nominee (a) the name, age, business address and residence address of the nominee, (b) the principal occupation or employment of the nominee, (c) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the nominee, (d) a statement as to whether the nominee acknowledges the Company’s policy on director resignations following such nominee’s failure to receive the required vote for re-election at any future meeting at which such nominee would face re-election and (e) a statement from the nominee that he or she consents to being named in the proxy statement relating to the stockholders’ meeting at which the election of such nominee would take place and will serve as a director if elected. In addition, a stockholder giving the notice for director nominee recommendations must provide (a) the name and record address of such stockholder, (b) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder, (c) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nominations are to be made by such stockholder and (d) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the nominee(s) named in its notice.
     A stockholder’s notice to the Secretary for any business such stockholder seeks to bring before an annual meeting of stockholders (other than pursuant to the rules under the Exchange Act) must set forth as to each matter such stockholder proposes to bring before the annual meeting of stockholders (a) a brief description of the business desired to be brought before the annual meeting of stockholders and the reasons for conducting such business at the annual meeting, (b) the name and address of such stockholder, (c) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder, (d) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business and (e) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

MEMBERS OF THE BOARD OF DIRECTORS
     Our Restated Certificate of Incorporation currently provides for a classified Board of Directors consisting of three classes. Each class consists, as nearly as possible, of one-third of the total number of directors constituting the entire Board. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term and until their respective successors are elected and qualified. A director may only be removed with cause by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote in the election of directors.
     We are proposing, in Proposal 1 set out below, to amend our Restated Certificate of Incorporation to declassify our Board of Directors. If this proposal is approved, the two director nominees, who are currently Class I Directors with terms expiring at the Meeting, would be elected to one year terms. Thereafter, as the term of each other class of directors expires, such class of directors will be nominated for a term of one year. Through this orderly process, our Board of Directors will be fully declassified at the 2012 annual meeting of stockholders, at which all director nominees will be nominated for election to one year terms. Consistent with Delaware law, an amendment to our Restated Certificate of Incorporation would also modify the process by which directors may be removed by the stockholders and delete the “with cause” requirement (i.e., directors may be removed by stockholders with or without cause).
     Upon the recommendation of the Governance and Nominating Committee, the two (2) persons listed in the table below are nominated for election at the Meeting, each to serve as a director for a term of one (1) year and until his successor is elected and qualified. If Proposal 1 is not approved by a majority of the issued and outstanding shares, then each director nominee who is elected will be elected as a Class I Director, for a three (3) year term expiring at the 2013 annual meeting of stockholders.

Name	Age	Position
W. Larry Cash	61	Executive Vice President, Chief Financial Officer and Director
H. Mitchell Watson, Jr.	72	Director

W. Larry Cash	Director Since 2001
     Mr. Cash is our Executive Vice President and Chief Financial Officer. Prior to joining us in September 1997, he served as Vice President and Group Chief Financial Officer of Columbia/HCA Healthcare Corporation from September 1996 to August 1997. Prior to Columbia/HCA, Mr. Cash spent 23 years at Humana Inc., most recently as Senior Vice President of Finance and Operations from 1993 to 1996. He is also a director of (i) Cross Country Healthcare, Inc. and serves on its audit (chair) and compensation committees.
     Mr. Cash is the Company’s financial executive and performs a substantial portion of the investor relations function for the Company. His prior managed care experience brings that perspective to the Board’s deliberations and evaluation of its business and strategy. Mr. Cash has been honored year after year as being the top financial and investor relations executive in the institutional provider segment of the healthcare sector.

H. Mitchell Watson, Jr.	Director Since 2004
Compensation Committee Chair
Audit and Compliance Committee Member
     Mr. Watson is currently retired. From 1982 to 1989, Mr. Watson was a Vice President of International Business Machines Corporation (IBM), serving from 1982 to 1986 as President, Systems Product Division, and from 1986 to 1989 as Vice President, Marketing. From 1989 to 1992, Mr. Watson was President and Chief Executive Officer of ROLM Company. Mr. Watson served as a member of the Board of Directors of Praxair, Inc. from 1992 to 2010, with service on its audit, compensation, and governance and nominating committees.

Other prior public company board of directors’ experience included Roadway, Inc. from 1995 to 2004 (audit and compensation committees) and MAPICS from 1996 to 2005 (chairman of the board and audit committee). Mr. Watson is chairman — emeritus of Helen Keller International, the Chairman of the Brevard Music Center, and a Trustee of Union Theological Seminary, New York, New York.
     In addition to his prior operational experience with IBM, which lends both leadership and technology perspectives, Mr. Watson has extensive audit committee experience with a variety of different types of companies and he imparts those concepts to the oversight of the Company’s financial management and audit functions. In addition, Mr. Watson’s considerable service in both community and national not-for-profit organizations provides insights and context for the Company’s local operations and competition.
********
     The remaining incumbent directors, whose terms of office have not expired (Class II Directors’ terms will expire in 2011, and Class III Directors’ terms will expire in 2012), and one Class I Director whose term is expiring at the Meeting, but is not standing for re-election, are set forth below.

Name	Age	Position
John A. Clerico	68	Director (Class III)
James S. Ely III	52	Director (Class II)
John A. Fry	49	Director (Class II)
William N. Jennings, M.D.	66	Director (Class II)
Harvey Klein, M.D.	72	Director (term expiring at Annual Meeting)
Julia B. North	62	Director (Class III)
Wayne T. Smith	64	Chairman of the Board, President, Chief Executive Officer and Director (Class III)

John A. Clerico	Director Since 2003
Audit and Compliance Committee Chair
Compensation Committee Member
     From October 2008 through February 2010, Mr. Clerico has served as the Executive Chairman and Chief Executive Officer of Global Industries, Ltd. In 2000, Mr. Clerico co-founded ChartMark Investments, Inc., and he has served as its chairman and as a registered financial advisor. From 1992 to 2000, he served as an Executive Vice President and the Chief Financial Officer and a Director of Praxair, Inc. From 1983 until its spin-off of Praxair, Inc. in 1992, he served as an executive officer in various financial and accounting areas of Union Carbide Corporation, including as its Chief Financial Officer from 1986 to 1992. Mr. Clerico currently serves on the boards of directors of (i) Educational Development Corporation, and on its audit and executive committees; and (ii) Global Industries, Ltd. (board chair) and on its audit, compensation, and finance (chair) committees.
     Mr. Clerico brings executive leadership experience and skills to the Board of Directors. He has held the positions of Chairman of the Board, Chief Executive Officer, Co-Chief Operating Officer, Chief Financial Officer, and Treasurer at various points of his career. His extensive experience in industries (chemical and industrial gases) with a high risk profile give him a unique perspective on risk oversight. His five years of experience guiding the Board’s Audit and Compliance Committee and serving as one of its “audit committee financial experts” lend important continuity to the Board’s financial, audit, and compliance oversight functions. Finally, having formed and operated his own investment company, Mr. Clerico also brings the investor perspective to the Board’s review activities.

James S. Ely III	Director Since 2009
Audit and Compliance Committee Member
     Mr. Ely founded Priority Capital Management LLC in 2008 and has served as Chief Executive Officer since its inception. From 1995 to 2008, he was a senior banker and managing director in J.P. Morgan’s Syndicated and Leveraged Finance Group, where he was responsible for structuring and arranging syndicated loans and high yield issues in the healthcare, aerospace, defense and other sectors. Mr. Ely’s service with J.P. Morgan’s predecessor institutions commenced in 1987. He is a director of Select Medical Corporation, a provider of long-term hospitalization services, and serves on its audit committee.
     Mr. Ely’s educational background (MBA in finance and accounting from the University of Chicago) and extensive (over twenty years) experience in the financing industry, and in the healthcare sector in particular, provides a needed area of expertise among the independent Board members. He will be able to assist the Board members and management in evaluating financing opportunities as he has specific experience in financing the types of indebtedness reflected on the Company’s balance sheet. As a recent addition to the Board of Directors, Mr. Ely brings a fresh perspective to the Board’s processes and evaluation of its strategic opportunities.

John A. Fry	Director Since 2004
Audit and Compliance Committee Member
Governance and Nominating Committee Member
     Mr. Fry presently serves as President of Franklin & Marshall College. In March 2010, Mr. Fry was elected President of Drexel University and will commence that position in August 2010. From 1995 to 2002, he was Executive Vice President of the University of Pennsylvania and served as the Chief Operating Officer of the University and as a member of the executive committee of the University of Pennsylvania Health System. Mr. Fry is a member of the Board of Trustees of Delaware Investments, with oversight responsibility for all of the portfolios in that mutual fund family.
     Mr. Fry’s unique experience as the president of an academic institution, together with his prior experience with the University of Pennsylvania Health System and service on the boards of a number of non-profit institutions, bring two important perspectives to the Board of Directors. The governance issues faced by non-profit organizations assist the Board of Directors in understanding the competitive environment in which many of the Company’s competitors and acquisition targets operate. His experience in financial management, financial reporting, audit and compliance, and risk management are all skill sets available to and needed by the Board of Directors.

William N. Jennings, M.D.	Director Since 2008
Governance and Nominating Committee Member
     Dr. Jennings is a practicing family medicine physician employed by The Physician Group, which is affiliated with Jewish Hospital and St. Mary’s Healthcare in Louisville, Kentucky. He serves as the Quality Chair for his employer. From 1971 until 2005, when the practice was acquired by Jewish Hospital, Dr. Jennings was in private practice with Southend Medical Clinic, PSC, serving as its managing partner.
     Dr. Jennings brings the perspective of a practicing physician to the Board of Directors. His career in a community practice setting is typical to that of most of the Company’s facilities and he provides advice to the Board of Directors and management about trends in both medicine and the organization and operation of physician practices. His experience managing large physician practices, with particular focus in the areas of risk and quality oversight, brings counterpoint and balance to the perspectives presented by management leadership.

Harvey Klein, M.D.	Director Since 2001
Governance and Nominating Committee Member
     Dr. Klein has been an Attending Physician at the New York Hospital since 1992. Dr. Klein serves as the William S. Paley Professor of Clinical Medicine at Cornell University Medical College, a position he has held since 1992. He also has been a Member of the Board of Overseers of Weill Medical College of Cornell University since 1997. Dr. Klein is a member of the American Board of Internal Medicine and American Board of Internal Medicine, Gastroenterology. Dr. Klein is retiring from the Board of Directors at the Meeting.

Julia B. North	Director Since 2004
Governance and Nominating Committee Chair
Compensation Committee Member
     Ms. North is presently retired. Over the course of her career, Ms. North has served in many senior executive positions, including as President of Consumer Services for BellSouth Telecommunications, Inc. from 1994 to 1997. After leaving BellSouth Telecommunications, Inc. in 1997, she served as the President and CEO of VSI Enterprises, Inc. until 1999. She currently serves on the boards of directors of (i) Acuity Brands, Inc., and on its compensation and governance and nominating committees (with previous service on its audit committee), and (ii) NTELOS Holdings Corp., and on its compensation committee and nominating and governance committee (chair). Ms. North previously served on the boards of directors of Simtrol, Inc. (1997 to 2007; audit committee and compensation committee), Winn-Dixie, Inc. (1994 to 2006; compensation committee (chair), nominating and governance committee (chair), and audit committee), and MAPICS, Inc. (2001–2005; compensation committee).
     Ms. North has extensive experience serving on boards of directors and brings those experiences to her service on the Board’s Compensation Committee and Governance and Nominating Committee. The breadth of the industries in which she has worked provides risk assessment perspectives that are different from the Company’s operations. Her operational experience in customer service, marketing, technical network design, and strategic planning bring those skill sets, not represented by other Board members, to the Board’s functions.

Wayne T. Smith	Director Since 1997
Chairman of the Board
     Mr. Smith is our Chairman, President and Chief Executive Officer. Mr. Smith joined us in January 1997 as President. In April 1997, we also named him our Chief Executive Officer and a member of the Board of Directors. In February 2001, he was elected Chairman of our Board of Directors. Prior to joining us, Mr. Smith spent 23 years at Humana Inc., most recently as President and Chief Operating Officer, and as a director, from 1993 to mid-1996. He is currently a member of the boards of directors of (i) Citadel Broadcasting Corporation, and serves on its audit committee and (ii) Praxair, Inc. and serves on its compensation committee (chair). Mr. Smith is a member of the board of directors and a past chairman of the Federation of American Hospitals and he has been selected to serve again as its chairman for the 2011 to 2012 term.
     Mr. Smith is one of the most tenured executives in the healthcare industry, with decades of experience in both the hospital sector and the managed care sector. His service on other companies’ boards of directors provides him with insights and experiences to support his leadership of the Company and its Board of Directors. Mr. Smith has been honored year after year by investor organizations as being the top Chief Executive Officer in the institutional provider segment of the health care sector.

PROPOSALS SUBMITTED FOR A VOTE OF STOCKHOLDERS
PROPOSAL 1 — APPROVAL OF AMENDMENT TO COMMUNITY HEALTH SYSTEMS, INC. RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS AND PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS
     The Board of Directors proposes that stockholders approve an amendment (the “Charter Amendment”) of our Restated Certificate of Incorporation to provide for a declassification of the Board of Directors on a phased-in basis so that our directors will be elected annually.
     Since our initial public offering in 2000, our Restated Certification of Incorporation has provided for the Board of Directors to be divided into three classes of directors of approximately equal size, composed of directors serving staggered terms of office of three years. At each annual meeting of stockholders, nominees for one of our three classes of directors stand for election for a term of three years.
     The Board believes that its classified board structure has helped assure continuity of our long-term business strategies. We believe we have been able to achieve a long-term strategic perspective in part because the majority of our directors at any given time will have had at least one year of experience on the Board. The classified structure also has reinforced our commitment to achieve long-term stockholder value. By requiring a potential acquirer to be successful in two director elections to gain control of the Board of Directors without the support of the Board, the classified Board encourages a potential acquirer of the company to negotiate with the Board of Directors and not to engage in coercive takeover tactics.
     In recent years, there has been growing support within the investment community for annual election of directors. A declassified board is considered by many as one of the best practices in the area of corporate governance. Proponents of declassified boards of directors believe that the annual election of all directors of a corporation enable stockholders to exercise greater influence over the corporation, in particular with respect to corporate governance matters. These proponents also believe that under certain circumstances a classified board can be used as an inappropriate anti-takeover defense. In response to this criticism of a classified board, a number of corporations have eliminated classified board structures in favor of annual elections of directors.
     After careful consideration and the weighing of the benefits and detriments of a classified board structure, the Board of Directors has adopted and approved the Charter Amendment providing for the elimination of our classified Board structure in favor of the annual election of directors.
     If this Proposal 1 is approved by our stockholders, the declassification of the Board will be phased-in over a three-year period, as follows:
•	Class I Directors, whose terms expire in 2010, will stand for election at the Meeting for a one-year term;

•	Class II Directors, whose terms expire in 2011, will serve out their current term in full and they or their successors shall stand for election at the 2011 annual meeting of stockholders for a one-year term; and

•	Class III Directors, whose terms expire in 2012, will serve out their current term in full and they or their successors shall stand for election at the 2012 annual meeting of stockholders for a one-year term.
Accordingly, at each annual meeting beginning with the 2012 annual meeting of stockholders, all persons elected as directors will be elected for a one-year term of office.
     If this Proposal 1 is not approved by our stockholders, the Board of Directors will remain classified and each director who is elected to the Board of Directors at the Meeting pursuant to Proposal 2 will be elected for a three-year term expiring in 2013 (as opposed to a one-year term if this Proposal 1 is approved).

     Under Delaware law, members of a classified board may be removed by stockholders only for cause and members of a non-classified board may be removed by stockholders with or without cause. Our Restated Certificate of Incorporation currently provides that the directors are removable by stockholders only for cause. If this Proposal 1 is approved by the stockholders, our Restated Certificate of Incorporation will also be amended to provide that each director elected at or subsequent to the Meeting may be removed by stockholders with or without cause. For the remainder of their current terms, directors elected to office prior to the Meeting will continue to be removable by stockholders only for cause.
     If this Proposal 1 is approved by our stockholders, we will immediately file with the Secretary of State of the State of Delaware a certificate of amendment to our Restated Certificate of Incorporation setting forth the Charter Amendment and certifying that the Charter Amendment has been duly adopted in accordance with Delaware law. The Charter Amendment will become effective upon filing. After the Charter Amendment becomes effective, the stockholders will then be asked to vote on Proposal 2.
     The proposed changes to Article Fifth of our Restated Certificate of Incorporation are substantially in the form of Attachment A attached hereto, with additions of text indicated by underlining and deletions of text indicated by strike-outs.
     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THIS PROPOSAL 1.
Required Vote
     The affirmative vote of a majority of the outstanding shares of common stock of the Company entitled to vote thereon at the Meeting is necessary for the approval of this Proposal 1. Abstentions and broker non-votes will have the same effect as a vote against Proposal 1.

PROPOSAL 2 — ELECTION OF DIRECTORS
     Upon the recommendation of the Governance and Nominating Committee, the Board has nominated the two (2) persons listed below for election to serve as directors, each for a term of one (1) year and until his successor is elected and qualified.
     The nominees for director are W. Larry Cash and H. Mitchell Watson, Jr., each of whom is currently serving a term as a Class I Director that expires at the Meeting. Each of the nominees has consented to being named as a director nominee in this Proxy Statement and agreed to serve for the one (1) year term to which he has been nominated. If Proposal 1 above is not adopted at the Meeting, then each of the nominees who is elected at the meeting will be elected to a three (3) year term and has agreed to serve a three (3) year term. If any of the nominees is unable to serve or refuses to serve as a director, the proxies will be voted in favor of such other nominee(s), if any, as the Board of Directors may designate. The Company has no reason to believe that any Board nominee will be unable or unwilling to serve if elected as a director.
     There are no family relationships among directors, director nominees or executive officers of the Company.
Required Vote
     For each director nominee, the affirmative vote of a majority of the votes cast for that nominee is required to elect him or her as a director. Abstentions and broker non-votes in connection with the election of directors have no effect on such election since directors are elected by a majority of the votes cast at the meeting. If any director nominee does not receive more votes “for” his or her election than “against”, then pursuant to the Governance Guidelines, that nominee is required to promptly submit his or her resignation to the Board of Directors following certification of the vote. The Governance and Nominating Committee is required to consider the resignation and recommend to the Board whether to accept or reject the resignation or whether other action should be taken. The Board is required to take action on the recommendation within 90 days following certification of the vote, and promptly thereafter to publicly disclose its decision and the reasons therefor.
     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES FOR ELECTION AS A DIRECTOR.

PROPOSAL 3 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Board of Directors proposes that the stockholders ratify the appointment by the Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. A representative of Deloitte & Touche LLP will be present at the Meeting and will be available to respond to appropriate questions submitted by stockholders at the Meeting. Deloitte & Touche LLP will have the opportunity to make a statement if it desires to do so.

Fees Paid to Auditors
     The following table summarizes the aggregate fees billed to the Company by Deloitte & Touche LLP:

	2009	2008
	(In thousands)
Audit Fees (a)	$5,327	$6,437
Audit-Related Fees (b)	584	422
Tax Fees (c)	816	624

Total	$6,727	$7,483

(a)	Audit Fees: Fees for audit services billed in 2009 and 2008 consisted of:
•	audit of the Company’s annual consolidated financial statements (amounts include an attestation report on management’s assessment of internal control over financial reporting);

•	reviews of the Company’s quarterly consolidated financial statements;

•	statutory and regulatory audits; and

•	consents and other services related to SEC matters.
(b)	Audit Related Fees: Fees for audit-related services billed in 2009 and 2008 consisted of:
•	due diligence associated with acquisitions;

•	financial accounting and reporting consultations;

•	employee benefit plan audits; and

•	agreed-upon procedures engagements.
(c)	Tax Fees: Fees for tax services billed in 2009 and 2008 consisted of:
•	fees for tax compliance services totaled $262,276 and $252,913 in 2009 and 2008, respectively. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and consisted of:
(i)	federal, state and local income tax return assistance;

(ii)	sales and use, property and other tax return assistance; and

(iii)	assistance with tax audits and appeals.
•	fees for tax planning and advice services totaled $553,256 in 2009 and $371,135 in 2008. Tax planning and advice are services rendered with respect to proposed transactions or that alter a transaction to obtain a particular tax result.
     In considering the nature of the services provided by the independent registered public accounting firm, the Audit and Compliance Committee determined that such services were compatible with the provision of independent audit services. The Audit and Compliance Committee discussed these services with the independent registered public accounting firm and Company management to determine that they were permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the rules and regulations of the American Institute of Certified Public Accountants.
Pre-Approval of Audit and Non-Audit Services
     On December 10, 2002, the Board of Directors delegated to the Audit and Compliance Committee the sole authority to engage and discharge the Company’s independent registered public accounting firm, to oversee the conduct of the audit of the Company’s consolidated financial statements, and to approve the provision of all auditing and non-audit services. The Audit and Compliance Committee requires pre-approval of any non-audit services to be performed by our independent registered public accounting firm. All audit and non-audit services performed by the independent registered public accounting firm during 2009 were pre-approved by the Audit and Compliance Committee prior to the commencement of such services. The Company’s policy does not permit the retroactive approval for “de minimus non-audit services.”

Required Vote
          Approval by the stockholders of the appointment of our independent registered public accounting firm is not required, but the Board believes that it is desirable to submit this matter to the stockholders. If holders of a majority of our Common Stock present and entitled to vote on the matter do not approve the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 at the Meeting, the selection of our independent registered public accounting firm will be reconsidered by the Audit and Compliance Committee. Abstentions will be considered a vote against this proposal and broker non-votes will have no effect on such matter since these votes will not be considered present and entitled to vote for this purpose.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
          The following table sets forth information as of March 31, 2010, except as otherwise footnoted, with respect to ownership of our Common Stock by:
•	each person known by us to be a beneficial owner of more than 5% of our Company’s Common Stock;

•	each of our directors;

•	each of our executive officers named in the Summary Compensation Table on page 37; and

•	all of our directors and executive officers as a group.
     Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, except to the extent such power may be shared with a spouse.

	Shares Beneficially Owned(1)
Name	Number		Percent
5% Stockholders:
BlackRock, Inc.	9,406,329	(2)	9.9%
FMR LLC/Edward C. Johnson 3d	9,072,595	(3)	9.6%
Franklin Mutual Advisors, LLC	8,912,411	(4)	9.4%
Baron Capital Group, Inc./BAMCO, Inc./ Baron Capital Management, Inc./Ronald Baron	8,795,431	(5)	9.3%

Directors:
W. Larry Cash	1,137,139	(6)	1.2%
John A. Clerico	64,766	(7)	*
James S. Ely III	2,383	(8)	*
John A. Fry	31,469	(9)	*
William N. Jennings, M.D.	11,766	(10)	*
Harvey Klein, M.D.	37,766	(11)	*
Julia B. North	35,766	(12)	*
Wayne T. Smith	3,031,129	(13)	3.1%
H. Mitchell Watson, Jr.	27,433	(14)	*
Other Named Executive Officers:
David L. Miller	438,364	(15)	0.5%
William S. Hussey	553,020	(16)	0.6%
Thomas D. Miller	189,793	(17)	0.2%
All Directors and Executive Officers as a Group (16 persons)	6,684,999	(18)	6.8%

*	Less than 1%.

(1)	For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock when such person or persons has the right to acquire them within 60 days after March 31, 2010. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which such person or persons have the right to acquire within 60 days after March 31, 2010 is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Shares beneficially owned are based on Schedule 13G filed with the SEC on February 8, 2010, by BlackRock, Inc. (“BlackRock”). BlackRock has sole voting power with respect to 9,406,329 shares of Common Stock and sole dispositive power with respect to 9,406,329 shares of Common Stock. The address of BlackRock, Inc is 40 East 52nd Street, New York, NY 10022.

(3)	Shares beneficially owned are based on Schedule 13G filed with the SEC on February 16, 2010, by FMR LLC (“FMR”) and Edward C. Jones 3d. FMR has sole voting power with respect to 1,186,700 shares of Common Stock and sole dispositive power with respect to 9,072,595 shares of Common Stock; and Edward C. Johnson 3d has no voting power with respect to any of these shares of common stock and sole dispositive power with respect to 9,072,595 shares of Common Stock. The address of FMR and Edward C. Jones 3d is 82 Devonshire Street, Boston, MA 02109.

(4)	Shares beneficially owned are based on Schedule 13G filed with the SEC on January 22, 2010, by Franklin Mutual Advisers LLC (“Franklin”). Franklin has sole voting power and sole dispositive power with respect to 8,912,411 shares of Common Stock. The address of Franklin is 101 John F. Kennedy Parkway, Short Hills, NJ 07078.

(5)	Shares beneficially owned are based on Schedule 13G filed with the SEC on February 12, 2010, 2009, by Baron Capital Group, Inc. (“Baron Group”), BAMCO, Inc. (“Bamco”), Baron Capital Management, Inc. (“Baron Capital”) and Ronald Baron. Baron Group has shared voting power with respect to 8,179,831 shares of Common Stock and shared dispositive power with respect to 8,795,431 shares of Common Stock; Bamco has shared voting power with respect to 7,930,700 shares of Common Stock and shared dispositive power with respect to 8,535,300 shares of Common Stock; Baron Capital has shared voting power with respect to 249,191 shares of Common Stock and shared dispositive power with respect to 260,131 shares of Common Stock; and Ronald Baron has shared voting power with respect to 8,179,831 shares of Common Stock and shared dispositive power with respect to 8,795,431 shares of Common Stock. The address of each of these persons is 767 Fifth Avenue, New York, NY 10153.

(6)	Includes 681,667 shares subject to options which are currently exercisable or exercisable within 60 days of March 31, 2010.

(7)	Includes 20,000 shares subject to options and 2,383 shares of restricted stock units which are currently exercisable or exercisable within 60 days of March 31, 2010.

(8)	Includes 0 shares subject to options and 2,383 shares of restricted stock units which are currently exercisable or exercisable within 60 days of March 31, 2010.

(9)	Includes 15,000 shares subject to options and 2,383 shares of restricted stock units which are currently exercisable or exercisable within 60 days of March 31, 2010.

(10)	Includes 0 shares subject to options and 2,383 shares of restricted stock units which are currently exercisable or exercisable within 60 days of March 31, 2010.

(11)	Includes 25,000 shares subject to options and 2,383 shares of restricted stock units which are currently exercisable or exercisable within 60 days of March 31, 2010.

(12)	Includes 10,000 shares subject to options and 2,383 shares of restricted stock units which are currently exercisable or exercisable within 60 days of March 31, 2010.

(13)	Includes 1,700,000 shares subject to options which are currently exercisable or exercisable within 60 days of March 31, 2010.

(14)	Includes 15,000 shares subject to options and 2,383 shares of restricted stock units which are currently exercisable or exercisable within 60 days of March 31, 2010.

(15)	Includes 178,000 shares subject to options which are currently exercisable or exercisable within 60 days of March 31, 2010.

(16)	Includes 383,333 shares subject to options which are currently exercisable or exercisable within 60 days of March 31, 2010.

(17)	Includes 66,666 shares subject to options which are currently exercisable or exercisable within 60 days of March 31, 2010.

(18)	Includes 3,760,964 shares subject to options which are currently exercisable or exercisable within 60 days of March 31, 2010.
COMPLIANCE WITH EXCHANGE ACT SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING
          Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who beneficially own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. These persons are required by regulation to furnish us with copies of all Section 16(a) reports that they file. Based solely on our review of copies of these reports that we have received and on representations from all reporting persons who are our directors and executive officers that no Form 5 report was required to be filed by them, we believe that during 2009 all of our officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements, with the exception that, as a result of an administrative oversight, a Form 4 for Martin D. Smith reporting a forfeiture of shares to pay tax withholding upon a lapsing of restrictions was filed late.
RELATIONSHIPS AND CERTAIN TRANSACTIONS BETWEEN THE COMPANY AND ITS OFFICERS, DIRECTORS AND 5% BENEFICIAL OWNERS AND THEIR FAMILY MEMBERS
          The Company employs Brad Cash, son of W. Larry Cash. In 2009, Brad Cash received a base salary of $225,000 and earned a bonus of $114,750 for 2009 to be paid in 2010. He also received 2009 grants of a restricted stock award and an option award with the grant date fair value of $127,260 and $18,180, respectively, while serving as the divisional financial executive for one of our corporate office division presidents. The Company believes that the compensation paid to Brad Cash was on terms as favorable to the Company as could have been maintained with an unrelated third party.
          In 2005, the Company’s subsidiary CHS/Community Health Systems, Inc. established the Community Health Systems Foundation, a tax exempt charitable foundation. One of the purposes of the foundation is to match charitable contributions made by the Company’s directors and officers up to an aggregate maximum per year of $25,000 per individual. The Triad Hospitals Private Foundation was merged into the Community Health Systems Foundation effective December 31, 2009.
          There were no loans outstanding during 2009 from the Company to any of its directors, nominees for director, executive officer, or any beneficial owner of 5% or more of our equity securities, or any family member of any of the foregoing.
          The Company applies the following policy and procedure with respect to related person transactions. All such transactions are first referred to the General Counsel to determine if they are exempted or included under the Company’s written policy. If they are included, the transaction must be reviewed by the Audit and Compliance Committee to consider and determine whether the benefits of the relationship outweigh the potential conflicts inherent in such relationships and whether the transaction is otherwise in compliance with the Company’s Code of Conduct and other policies, including for example, the independence standards of the Governance Guidelines of the Board of Directors. Related person transactions are reviewed not less frequently than annually if they are to continue beyond the year in which the transaction is initiated. “Related person transaction” means those financial relationships involving the Company and any of its subsidiaries, on the one hand, and any person who is a director (or nominee) or an executive officer, any immediate family member of any of the foregoing persons, any person who is a direct or beneficial owner of 5% or more of the Company’s common stock (our only class of voting securities), or is employed by or in a principal position with such an owner, on the other hand. Exempted from related person transactions are those transactions in which the consideration in the transaction during a fiscal year is expected to be less than $120,000 (aggregating any transactions conducted as a series of related transactions).
INFORMATION ABOUT OUR EXECUTIVE OFFICERS
          The following sets forth information regarding our executive officers as of March 31, 2010. Each of our executive officers holds an identical position with CHS/Community Health Systems, Inc., and Community Health Systems Professional Services Corporation, two of our wholly-owned subsidiaries:

Name	Age	Position
Wayne T. Smith	64	Chairman of the Board, President and Chief Executive Officer and Class III Director
W. Larry Cash	61	Executive Vice President, Chief Financial Officer and Class I Director
William S. Hussey	61	Division President — Division Operations
David L. Miller	61	Division President — Division Operations

Name	Age	Position
Thomas D. Miller	52	Division President — Division Operations
Michael T. Portacci	51	Division President — Division Operations
Martin D. Smith	42	Division President — Division Operations
Rachel A. Seifert	50	Executive Vice President, Secretary and General Counsel
T. Mark Buford	56	Senior Vice President and Chief Accounting Officer
          Wayne T. Smith — The principal occupation and employment experience of Mr. Smith during the last five years is set forth on page 16 above.
          W. Larry Cash — The principal occupation and employment experience of Mr. Cash during the last five years is set forth on page 13 above.
          William S. Hussey serves as Division President — Division IV Operations. Mr. Hussey joined us in June 2001 as a Group Assistant Vice President. In January 2003, he was promoted to Group Vice President to manage our acquisition of seven hospitals in West Tennessee, and in January 2004, he was promoted to Group Senior Vice President and assumed responsibility for additional hospitals. Mr. Hussey presently manages hospitals in Alaska, Arizona, California, Nevada, New Mexico, Oklahoma, Oregon, Utah, Washington and Wyoming. Prior to joining us, he served as President and CEO for a hospital facility in Ft. Myers, Florida (1998 to 2001). From 1992 to 1997, Mr. Hussey served as President — Tampa Bay Division, for Columbia/HCA Healthcare Corporation. Mr. Hussey is a member of the board of directors of the Federation of American Hospitals.
          David L. Miller serves as Division President — Division I Operations. Mr. D. Miller joined us in November 1997 as a Group Vice President, and presently manages hospitals in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, and Virginia. Prior to joining us, he served as a Divisional Vice President for Health Management Associates, Inc. from January 1996 to October 1997. From July 1994 to December 1995, Mr. D. Miller was the Chief Executive Officer of a facility owned by Health Management Associates, Inc.
          Thomas D. Miller, serves as Division President — Division V Operations. Mr. T. Miller joined the Company in connection with the acquisition of Triad in July 2007, and is assigned oversight responsibility for the Company’s hospitals in Illinois, Indiana, Kentucky, Missouri, Ohio, and West Virginia. From 1998 until he joined Triad, Mr. T. Miller served as the President and Chief Executive Officer of Lutheran Health Network in northeast Indiana, a system that includes five hospital facilities. For the ten years prior to 1998, he was with Columbia/HCA Healthcare Corporation in various increasingly responsible positions of hospital and market leadership.
          Michael T. Portacci serves as Division President — Division II Operations. Mr. Portacci joined us in 1988 as a hospital administrator and became a Group Director in 1991. In 1994, he became Group Vice President, and presently oversees the management of our hospitals in Arkansas, Louisiana, and Texas.
          Martin D. Smith serves as Division President — Division III Operations. Mr. M. Smith joined us in 1998 as a hospital administrator and became a corporate office vice president in 2005. In December 2008, he was promoted to Division President, after a brief period as an interim division president, and presently oversees the management of our hospitals in Pennsylvania and Tennessee.
          Rachel A. Seifert serves as Executive Vice President, Secretary and General Counsel. She joined us in January 1998 as Vice President, Secretary and General Counsel. From 1992 to 1997, she was Associate General Counsel of Columbia/HCA Healthcare Corporation and became Vice President-Legal Operations in 1994. Prior to joining Columbia/HCA in 1992, she was in private practice in Dallas, Texas. Ms. Seifert is a member of the board of directors of the Federation of American Hospitals and chairs its audit, ethics, compliance and administrative affairs committee.

          T. Mark Buford, C.P.A., serves as Senior Vice President and Chief Accounting Officer. Mr. Buford has also served as our Corporate Controller since 1986 and as Vice President since 1988.
          The executive officers named above were appointed by the Board of Directors to serve in such capacities until their respective successors have been duly appointed and qualified, or until their earlier death, resignation or removal from office.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
          As a leader in the hospital sector of the healthcare industry, the nation’s largest and fastest growing domestic industry, the Company must ensure that it attracts and retains the leadership and managerial talent needed to sustain its position in this rapidly changing industry. To remain competitive in the Company’s financial, capital, and business markets, continued Company growth in revenue and improvement in profitability are paramount objectives of the Company’s strategy. These strategic imperatives are the fundamental point of alignment between stockholder value and the compensation of executive management.
          The basic purposes of the Company’s executive compensation program are to attract and retain seasoned professionals with demonstrated abilities to capitalize on growth opportunities in both same-store and new markets (both geographic and business line), while also adhering to rigorous expense management in an environment of ethical and compliant behavior. By developing a competitive executive compensation program that incorporates short-term and long-term components, components of which align the interests of executive management with stockholders and that retains valuable executive talent, the Company believes that stockholder value can best be maximized.
Oversight of the Executive Compensation Program
          The Compensation Committee of the Board of Directors oversees the Company’s executive compensation program. The current members of the Compensation Committee are John A. Clerico, Julia B. North, and H. Mitchell Watson, Jr., who serves as the Compensation Committee’s chair. Ms. North and Mr. Watson have served on the Compensation Committee since 2004 and Mr. Clerico joined the Compensation Committee in 2008. Each of the Compensation Committee members is fully independent of management and has never served as an employee or officer of the Company or its subsidiaries. In addition to meeting the independence requirements of the NYSE and the SEC (for Section 16(b) purposes), each member of the Compensation Committee also meets the independence requirements of Section 162(m) of the IRC.
Executive Compensation Philosophy and Core Principles
          The Company’s executive compensation philosophy is to develop and utilize a combination of compensation elements that rewards current period performance, continued service, and attainment of future goals, and is designed to encourage the retention of executive talent. The key elements of executive compensation are linked either directly or indirectly to preserving and/or maximizing stockholder value. The Company continues to develop its compensation policies, programs, and disclosures to provide transparency and accountability to all of its stakeholders.
          The core principles applied by the Company in implementing this philosophy are to provide a mix of compensation vehicles that generates a compensation package that is competitive with appropriate peer groups, rewards in both short-term and long-term perspectives the attainment of performance and growth objectives, aligns the interests of executive management with stockholders, and retains valuable executive talent. While consistency of application of these principles is a goal, sufficient flexibility is maintained to ensure that the overall philosophical intent of the executive compensation program is achieved.

The tools currently used by the Company are:

•	Annual cash and other compensation that is competitive with the business peer group companies and also consistent with the general industry peer group companies (see below for our discussion of our peer groups);

•	Annual target incentive cash compensation that is predominantly at risk, performance-based, and indexed to the attainment of the Company’s growth objectives;

•	Longer-term incentive awards of stock-based compensation that are predominately performance-based and accordingly, are at risk and that further align the interests of executive management with maximization of long-term stockholder value; and

•	Provision of longer range savings, retirement, and other benefits, including appropriate perquisites, to encourage the retention of the most experienced and talented executives through their most productive and valuable years of employment service.

The current executive compensation policy seeks to achieve the following targets:

•	Base salary compensation for each executive is targeted to be within an approximate range of 15% of the 50th percentile for the appropriate business peer group executive;

•	Base salary plus target payout of annual cash incentive award plan for each executive is targeted to be within an approximate range of 15% of the 75th percentile for the appropriate business peer group executive;

•	Total direct compensation, including the value of long-term incentives, is targeted to be approximately the 50th percentile for the appropriate business peer group executive; and

•	The allocation of total direct compensation among the at-risk elements of the compensation program utilized by the Company to provide an overall compensation structure that is balanced and competitive.
          The Company believes that generally adhering to this policy, with the flexibility to make upward or downward adjustments as needed for individual or unusual market or extraordinary performance considerations, provides consistency and predictability to the Company’s executives and alignment of interests and transparency to the Company’s investors. Variations in pay levels for executives are based on competition, level of responsibility, and performance. Subject to the availability of timely information regarding peer group compensation at the time that compensation decisions are made, the Company believes that compensation for the named executive officers is within the established targets.
          In establishing performance-based targets for cash incentive compensation to its named executive officers, the Company sets targets that are (a) indexed to the Company’s attainment of its budgeted operating performance, which correspond to its guidance to investors, and (b) linked, if applicable, to an individual executive’s specific area of oversight. In the case of the Chief Executive Officer, the performance-based targets have three components — a continuing operations earnings per share target, an EBITDA (earnings before deductions for interest, taxes, depreciation, and amortization) target, and a net revenue target. The target performance-based incentive compensation plans for each executive provide both underachievement payments, albeit severely reduced, as well as overachievement opportunity. The Company believes that a scaled payout opportunity versus an “all or nothing” approach best fulfills the Company’s objectives in providing these incentives.
          The executive compensation process is implemented in annual cycles, commencing in the fall of each year with a compensation survey and study prepared by the Compensation Committee’s consultant, Mercer Human Resources Consulting. The consultant’s work includes the identification and review of peer group compensation data, utilizing the most recent proxy statement data, other publicly available data (i.e., Form 8-K and other SEC filed data), and the consulting group’s proprietary database of executive compensation information. The peer group data is analyzed and the competitiveness of the compensation paid to the Company’s named executive officers is evaluated based on direct compensation and relative performance metrics, and an annual growth rate factor (because the data is approximately one year out-of-date) is computed to formulate proposed adjustments for the Company’s next fiscal year. Management and the Compensation Committee evaluate the information and make joint recommendations for any proposed adjustments to executive compensation levels and elements. The process is a collaborative one, involving the

Compensation Committee and its consultant and the Company’s Chief Executive Officer, Chief Financial Officer, and human resources executives, except that these officers or human resources executives are not involved in setting their own compensation. In February of each year, recommendations are reviewed by the Compensation Committee in connection with the determination of which incentive compensation awards and other performance-based compensation awards for the prior year were attained. This determination coincides with the completion of the Company’s annual financial statement audit and release of annual earnings. After earnings for the prior year are released to the public in the third week of February, final compensation adjustments are made by the Committee and reviewed and approved by the Board of Directors. At that time, base salaries are adjusted, prior year incentive payments are made, then current year target objectives are established, and equity awards are granted.
Compensation “Clawback” Policy
          In February 2009, the Board of Directors adopted a policy requiring that, in certain circumstances, the elected officers of the Company reimburse the Company for the amount and/or value of performance-based cash, stock or equity based awards received by such elected officers, and/or gains realized by such elected officers in connection with these awards. The circumstances triggering this recoupment require a determination by the Board of Directors, or an appropriate committee of the Board of Directors, that fraud by an elected officer materially contributed to the Company having to restate all or a portion of its financial statements. The Board of Directors or committee is granted the right to determine, in its discretion, the action necessary to remedy the misconduct. In determining what remedies to pursue, the Board or committee will take into account all relevant factors, including consideration of fairness and equity, and may require reimbursement to the extent the value transferred to the elected officer can be reasonably attributed to the reduction in the restated financial statements and the amount of the award would have been lower than the amount actually paid, granted, or realized.
Employment Contracts; Change in Control Severance Agreements
          None of the Company’s executive officers has a written employment agreement with the Company or any of its subsidiaries. In February 2007, on the recommendation of the Compensation Committee, the Board approved Change in Control Severance Agreements (the “CIC Agreements”) among the Company, Community Health Systems Professional Services Corporation (the employer of each of our executives), and each officer of the Company (collectively, the “Covered Executives”), effective as of March 1, 2007. Newly appointed officers of the Company have also been made party to CIC Agreements.
          Effective as of December 31, 2008, an Amended and Restated Change in Control Severance Agreement was entered into with each of the Covered Executives (the “A&R CIC Agreement”). The CIC Agreements were amended and restated to comply with certain provisions of recent regulations and interpretations of sections §409A and §162(m) of the IRC. The A&R CIC Agreements were also amended to provide for the term to start on December 31, 2008 and to remain in effect until December 31, 2010, with automatic renewals of one year commencing on December 31, 2009 and each December 31st thereafter unless either party provides ninety (90) days notice prior to December 31st of its intent to terminate.
          The A&R CIC Agreements provide for certain compensation and benefits in the event of termination of a Covered Executive’s employment during the period following a change in control of the Company (as defined in the A&R CIC Agreements), (A) by the Company, other than as a result of the Covered Executive’s death or disability within thirty-six (36) months of the change in control or (B) by the Covered Executive, upon the happening of certain “good reason” events within twenty-four (24) months of the change in control, including, among other things, (i) certain changes in the Covered Executive’s title, position, responsibilities or duties, (ii) a reduction in the Covered Executive’s base salary, (iii) certain changes in the Covered Executive’s principal location of work or (iv) the failure of the Company to continue in effect any material compensation or benefit plan . The thirty-six (36) and twenty-four (24) month time periods described in the preceding sentence apply to the A&R CIC Agreements for the Company’s President and Chief Executive Officer, the Executive Vice Presidents, and each Senior Vice President. For the A&R CIC Agreements with each Vice President of the Company, the applicable time periods are twenty-four (24) and twelve (12) months, respectively.

          Compensation and benefits payable under the A&R CIC Agreements include a lump sum payment equal to the sum of (i) unpaid base pay, (ii) accrued but unused paid vacation or sick pay and unreimbursed business expenses, (iii) any other compensation or benefits in accordance with the terms of the Company’s existing plans and programs, (iv) a pro rata portion of incentive bonus that would have been earned by the Covered Executive for the year of termination based on actual performance and (v) three (3) times (two (2) times, in the case of each Vice President of the Company) the sum of base salary and the higher of (A) the highest incentive bonus earned during any of the three (3) fiscal years prior to the fiscal year in which the Covered Executive’s termination of employment occurs or, if greater, the three fiscal years prior to the fiscal year in which change in control occurs and (B) the target incentive bonus for the fiscal year in which the Covered Executive’s termination of employment occurs assuming the performance objectives were met in full. The Covered Executives will also be entitled to continuation of certain health and welfare benefits for thirty-six (36) months following termination (twenty-four (24) months in the case of each Vice President) and reimbursement of up to $25,000 for outplacement counseling and related benefits.
          In addition, the Covered Executives will be entitled to receive certain “gross up” payments to offset any excise tax imposed by Section 4999 of the IRC on any payment or distribution by the Company to or for their benefit, including under any stock option, restricted stock or other agreement, plan or program; provided, however, that if a reduction in such payments or distributions by 10% or less would cause no excise tax to be payable, then the payments and distributions to the Covered Executive will be reduced by that amount and no excise tax gross up payment will be paid.
          The Company’s executive officers are employees of the Company’s indirect, wholly-owned subsidiary, Community Health Systems Professional Services Corporation and hold the same elected officer titles with this entity as they do with the Company.
Components of the Executive Compensation Program
          In February 2009, the Compensation Committee approved management’s recommendations for compensation levels, the attainment of performance objectives for performance-based cash incentive compensation awards for 2008, the attainment of performance objectives for performance-based restricted stock awarded in 2008, performance-based incentive compensation targets for 2009, and equity awards (stock options and performance-based restricted stock awards) for each of the named executive officers.
          In accordance with the process described above, the Company utilized a benchmark peer group for the named executive officers.
          The business peer group was revised for the 2009 compensation cycle, and now includes five (5) hospital/provider companies whose stock or debt securities are publicly traded and five (5) health insurance/managed care providers whose stock is publicly traded. This group is similar to the business peer group that has been used in the past, but has been adjusted to include certain larger companies and to eliminate one smaller company. The ten companies used for the 2009 and 2010 business peer group analysis (the “business peer group”) were:
          Business Peer Group Companies

• HCA Inc.	• UnitedHealth Group Incorporated
• Tenet Healthcare Corporation	• WellPoint, Inc.
• Universal Health Services, Inc.	• Aetna Inc.
• Health Management Associates, Inc.	• Humana Inc.
• Coventry Health Care, Inc.	• CIGNA Corporation
          The Compensation Committee with the assistance of its consultant, Mercer Human Resources Consulting, believes that the executive compensation should also be benchmarked against a group of companies that are of a similar size to the Company, but operate in other industries, with minimal international presence. This general industry peer group, which consists of the following companies, includes some light manufacturing companies and excludes companies in the energy, technology and transportation industries (the “general industry peer group”):
          General Industry Peer Group Companies

• International Paper Company	• Genuine Parts Company
• Coca-Cola Enterprises Inc.	• The Hertz Corporation
• Whirlpool Corporation	• Fortune Brands, Inc.
• Xerox Corporation	• Jacobs Engineering Group Inc.
• Weyerhaeuser Company	• The Sherwin-Williams Company
• The Pepsi Bottling Group, Inc.	• Mohawk Industries, Inc.
• Sara Lee Corporation	• Ball Corporation
• ConAgra Foods, Inc.	• Gannett Co., Inc.
• Smithfield Foods, Inc.	• Dover Corporation
• PPG Industries, Inc.	• V.F. Corporation
• Danaher Corporation	• MeadWestvaco Corporation
          For Mr. Smith, the Company’s Chairman, President, and Chief Executive Officer, the Chief Executive Officer position at the business peer group companies was utilized for comparison purposes. For the other named executive officers, because there are no consistent, direct comparative positions at the business peer group companies, the following comparisons were used: Mr. Cash, the Company’s Executive Vice President and Chief Financial Officer, was compared to the “second most highly compensated officer” at all business peer group companies; for the next three most highly compensated named executive officers of the Company, the average of the business peer group’s “third, fourth, and fifth most highly compensated named executive officers” compensation figures were utilized to form the comparison. In 2009, in addition to the comparisons to the business peer group, the same executive comparisons were used to benchmark compensation elements against the general industry peer group’s compensation. These comparisons yielded approximately the same adjustments as did the 2009 business peer group analysis, further validating the Compensation Committee’s work. The same peer groups were used for the 2010 compensation cycle.
          Base Salary
          Base salary, as its name implies, is the basic element of the employment relationship, designed to compensate the executive for his or her day-to-day performance of duties. The amount of base salary distinguishes individuals’ level and responsibility within the organization. Exceptional performance and contribution to the growth and greater success of the organization are rewarded through other compensation elements, and for this reason, the benchmark target for base salary is generally set to be within a range of 15% of the 50th percentile of the selected business peer group executive.
          Utilizing the benchmarking survey analyses described above, the base salaries of the Chief Executive Officer and the other named executive officers were reviewed. In addition to the benchmarking policies, the Compensation Committee also evaluated each individual’s unique contributions to the organization and overall industry trends. In 2009, the Chief Executive Officer’s salary was increased by 20.4% over his 2008 base salary, to $1,300,000. For 2009, the base salary of the Chief Financial Officer was increased by 5.4% over his 2008 base salary, to $700,000. In our peer group analysis, the other named executive officers, who are Division Presidents, fell below our target range and the 2009 base salary of each was increased by 22.2% over their 2008 base salary to meet our compensation objectives for base salary.
          Cash Incentive Compensation
          Cash incentive compensation awards to the named executive officers are made pursuant to the Company’s 2004 Employee Performance Incentive Plan (initially approved by the stockholders in 2004 and subsequently, as amended and restated, approved in 2009). This non-equity incentive compensation plan provides for a wide range of potential awards and is utilized as a compensation vehicle across the Company. Cash incentive compensation awards are intended to align employees’ interests with the goals and strategic initiatives established by the Company and to reward employees for their contributions during the period to which the incentive award relates. Cash incentive compensation awards’ targets are typically expressed as a percentage of the individual’s base salary. Based on the nature of the Company’s business, the periodicity of cash incentive compensation awards for its named executive officers is tied to the attainment of annual performance objectives; however, for other employees, incentives may be linked to goal attainment over shorter or longer periods of time.
          The Company did not undertake a statistical analysis to quantify how difficult it would be for Messrs. D. Miller, Hussey and T. Miller to achieve the relevant target levels of Divisional Hospital EBITDA, EBITDA Margin Improvement, Divisional Hospital Revenue and Non-Self Pay Admissions Growth (collectively, the “Performance Measures”). However, at the time the target levels for the Performance Measures were set, the Compensation Committee believed that achieving such target levels, although challenging, was achievable with significant effort from the named executive officers. Accordingly, the likelihood of the named executive officers achieving their respective target levels for the Performance Measures is not known and historically, in any given year, not all of the target levels were fully achieved by all named executive officers. The Compensation Committee determined that it was appropriate to add a difficulty layer to obtaining the cash incentive compensation awards in order to motivate the named executive officers to meet the Company’s business goals and to align named executive officers’ interests with the goals and strategic initiatives established by the Company.
          Cash incentive compensation awards are “at risk” as they are subject to the attainment of specific goals. For each named executive officer, the individual’s target plan includes two or more budgeted goals, and for each goal, different award amounts may be earned depending on the level at which that goal is attained, (i.e., an underachievement and overachievement opportunity). The risk of not attaining the goals is substantial. For 2009, the Company EBITDA target was $1.625 billion (with a minimum of $1.463 billion, which would have yielded 50% of bonus amount linked to this objective), the Continuing Operations EPS target was $2.45 per share (with a minimum of $2.20, which would have yielded 50% of bonus amount linked to this objective), and the Net Revenues target was $11.650 billion (with a minimum of $10.440 billion, which would have yielded 50% of the bonus amount linked to this objective). For each 1% decrease in the Company’s EBITDA achievement, the award percentage amount was reduced by 5%, so that at 90% of target attainment, 50% of the specified award percentage would have been paid. However, no awards are paid when the Company’s EBITDA achievement is below 90% of target attainment. If the target for Company EBITDA had been exceeded, each named executive officer would have received an additional 1% of their base salary for each 1% over the target, up to a plan maximum specified for each named executive officer. Target amounts may be adjusted for significant changes in acquisition and divestiture assumptions. No such adjustments were made in 2009. The same increases and decreases apply to the other components of the cash incentive compensation awards. Additional division-specific goals are based upon certain financial and operation results of the hospitals within each respective division. For 2009, the targeted goals were met as follows: Company EBITDA — 103%; Continuing Operations EPS — 108%; and Net Revenue — 104%. Individual Division President’s goal attainment varied depending upon the operations within the applicable division.
          With respect to each of the named executive officers, who have been designated by the Compensation Committee as “covered employees” under this plan, their awards, which are administered solely by the Compensation Committee, are limited to awards which will be treated as “qualified performance-based compensation” under Section 162(m) of the IRC. Awards to other employees, including the other executive officers, are administered by management; however, the targets and awards are approved and ratified by the Compensation Committee. Awards to executive officers who are not designated as “covered employees” may be discretionary in nature.

     For 2009, for each component of the non-equity incentive plan compensation, the targeted award and attained award, expressed as a percentage of base salary, for each named executive officer along with the maximum incentive award attainable are set forth in the table below:

		Non-equity Incentive Plan Compensation
		(expressed as a percentage of base salary)
		Target	Attainment
Wayne T. Smith	Company EBITDA	175.0%	178.0%
Chairman, President and	Company Continuing Operations EPS	65.0%	84.0%
Chief Executive Officer	Company Net Revenues	25.0%	29.0%

	Target	265.0%	291.0%
	Performance Improvement Awarded (Limited to Maximum)	25.0%	9.0%

	Maximum Award Attainable	300.0%	300.0%

W. Larry Cash	Company EBITDA	100.0%	103.0%
Executive Vice President and	Company Continuing Operations EPS	45.0%	64.0%
Chief Financial Officer	Company Net Revenues	20.0%	24.0%

	Target	165.0%	191.0%
	Performance Improvement Awarded (Limited to Maximum)	25.0%	9.0%

	Maximum Award Attainable	200.0%	200.0%

David L. Miller	Division Hospital EBITDA	75.0%	71.3%
President,	Company EBITDA	20.0%	23.0%
Division Operations	Company Continuing Operations EPS	15.0%	34.0%
	Division Hospital EBITDA Margin Improvement	10.0%	10.0%
	Division Hospital Revenue	5.0%	4.0%
	Division Hospital Non-Self Pay Admissions Growth	5.0%	3.0%

	Target	130.0%	145.3%
	Performance Improvement Awarded (Limited to Maximum)	10.0%	4.7%

	Maximum Award Attainable	150.0%	150.0%

William S. Hussey	Division Hospital EBITDA	75.0%	75.0%
President,	Company EBITDA	20.0%	23.0%
Division Operations	Company Continuing Operations EPS	15.0%	34.0%
	Division Hospital EBITDA Margin Improvement	10.0%	10.0%
	Division Hospital Revenue	5.0%	5.0%
	Division Hospital Non-Self Pay Admissions Growth	5.0%	2.0%

	Target	130.0%	149.0%
	Performance Improvement Awarded (Limited to Maximum)	10.0%	1.0%

	Maximum Award Attainable	150.0%	150.0%

Thomas D. Miller	Division Hospital EBITDA	75.0%	71.3%
President,	Company EBITDA	20.0%	23.0%
Division Operations	Company Continuing Operations EPS	15.0%	34.0%
	Division Hospital EBITDA Margin Improvement	10.0%	10.0%
	Division Hospital Revenue	5.0%	5.0%
	Division Hospital Non-Self Pay Admissions Growth	5.0%	3.0%

	Target	130.0%	146.3%
	Performance Improvement Awarded (Limited to Maximum)	10.0%	3.7%

	Maximum Award Attainable	150.0%	150.0%

          Long-term Incentives
          Equity awards are designed to reward the executives for their longer term contributions to the success and growth of the Company and are directly linked to maximizing stockholder value. They also serve as a key retention tool, bridging annual base salary and incentive compensation payments to retirement and other end-of-service compensation benefits. Long-term incentives comprise a very important part of the Company’s executive compensation program, and currently greater than 56% of the pay mix of actual total direct compensation consists of a combination of stock options and restricted stock awards. For 2009, the Company’s current pay mix was competitive with the business peer group’s pay mix, which is consistent with the Company’s overall executive compensation philosophy and core principles. The pay mix was also consistent with compensation within the general industry peer group, which is consistent with the Company’s targeted ranges.
          Equity based incentive awards are made pursuant to the Company’s 2000 Stock Option and Award Plan, as amended and restated in 2009. This plan provides for a wide variety of stock-based compensation awards, including incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, performance awards, and other share based awards. The Company has only made awards in the form of nonqualified stock options and restricted stock, as these types of awards are most consistently used by the Company’s business peer group and are thus deemed to provide the most competitive compensation element for long-term incentive compensation.
          The Company believes that annual grants that create an appropriate (i.e., market competitive) mix of compensation elements more directly and effectively align the interests of management with stockholder value. Under the Company’s compensation philosophy, all grants of both nonqualified stock options and restricted stock awards vest in one-third increments on each of the first three anniversary dates of the grant date, which further serves to align this compensation program element with the interests of investors. The Compensation Committee reviews and adjusts annually the size and mix of award types. Beginning in 2006 and continuing in 2007, 2008, and 2009 the named executive officers’ restricted stock awards were modified to include a component of “qualified performance-based compensation,” which awards would be forfeited in their entirety if the performance measures for the calendar year in which those grants were made had not been attained. The performance measures for the grants made in 2006, 2007, 2008, and 2009 were attained, and those grants are further subject to time-based restrictions, which lapse in one-third increments on each of the first three anniversary dates of the grants.
          The 2009 performance-based restricted stock awards to the named executive officers were subject to the same type of performance criteria as were the 2008 and prior year awards; they require the satisfaction of one of two performance measures, either 75% of the low-end target range of 2009 earnings per share from continuing operations, or the attainment of 90% of the 2009 net operating revenue low-end target range, both as projected in February 2009. These awards would have been forfeited in their entirety if neither target was attained, but if either target was attained, then the performance-based criteria would have been met and the awards’ time-based restrictions would lapse in one-third increments on each of the first three anniversary dates of the grants.
          Beginning with the 2007 grants, the Company’s named executive officers (and other officers and key employees), have in place three sequential years of grants, each with a three-year vesting schedule, which fulfills the retention and stockholder alignment objective of these awards.
          In evaluating the long-term incentive awards to be made to the named executive officers for 2009, the Compensation Committee, in consultation with its independent consultant, considered a number of issues affecting compensation decisions at this time, including the fluctuation in stock prices from year end 2008 to year end 2009 and the limited number of shares available for award in 2009. As a result of this analysis, the Compensation Committee awarded a mix of equity awards that was approximately 80% of the value of the awards granted for 2008 (but greater in number of actual shares awarded). The relative allocations among the named executive officers did not change, except for Mr. W. Smith, who received a larger award to achieve the peer group target range for long-term incentive compensation.

          In 2009, our stockholders approved an increase of 3,000,000 shares available for issuance under the Company’s 2000 Stock Option and Award Plan and also approved the adoption of the Company’s 2009 Stock Option and Award Plan, which provides for the issuance of up to 3,000,000 shares.
          Benefits
          The Company’s named executive officers are each eligible to participate in the Company’s customary qualified benefit plans for health, dental, vision, life insurance, long-term disability, and retirement savings (401(k)). Except as noted below, the named executive officers participate in these plans on the same basis (i.e., benefits, premium amounts, and co-payments deductibles) as all other full-time employees of the Company. The Company’s named executive officers also participate in or receive additional benefits, which are competitive with the benefits provided to executives of other companies.
          Retirement and Deferred Compensation Benefits
          The Company’s named executive officers also participate in executive compensation arrangements available only to specified officers of the Company and certain key employees of its subsidiaries. These plans include the Supplemental Executive Retirement Plan (the “SERP”), the Supplemental 401(k) Plan, and the Deferred Compensation Plan, each of which is a non-qualified plan under the IRC. The benefits under these plans are made available to the named executive officers to encourage and reward their continued service through their most productive years.
          The provision of a retirement benefit is necessary to remain competitive with the Company’s business peer group, and is thus an important element for the recruitment and retention of executives. Effective January 1, 2003, the Company adopted the SERP for the benefit of our officers and key employees of our subsidiaries. This plan is a non-contributory non-qualified defined benefit plan that provides for the payment of benefits from the general funds of the Company. The Compensation Committee of our Board of Directors administers this plan and all determinations and decisions made by the Compensation Committee are final, conclusive and binding upon all participants. In particular, the defined benefit provided under the SERP is intended to supplement the incentives provided by the other elements of the executive compensation program, for which the maximum provision of benefits is limited to three years.
          The SERP generally provides that, when a participant retires after his or her normal retirement date (age 65), he or she will be entitled to an annual retirement benefit equal to (i) the participant’s Annual Retirement Benefit, reduced by (ii) the sum of (a) the actuarial equivalent of the participant’s monthly amount of Social Security old age and survivor disability insurance benefits payable to the participant commencing at his or her unreduced Social Security retirement age, and (b) the annuity which is the actuarial equivalent of the amount contributed to the Deferred Compensation Plan pursuant to the Benefit Exchange Agreement increased by 7% per year commencing January 1, 2003.
          For this purpose, the “Annual Retirement Benefit” means an amount equal to the average of the last five full years of service preceding the participant’s termination of employment, then multiplied by the lesser of (i) 50% or (ii) a percentage equal to 2% multiplied by the participant’s years of service. Mr. Smith and Mr. Cash have been credited with two years of service for each year of actual service up to 25 years of credit and thereafter, receive one year of credit for each year of service. Benefits are paid in a single lump sum. The benefit is reduced for the Social Security benefit. Employees who retire with fewer than 25 years of service receive a reduced benefit.
          In the event of a change in control of the Company, all participants who have been credited with five or more years of service will be credited with an additional three years of service for purposes of determining the benefit. In addition, the benefit accrued by any such participant will become fully vested and be paid out as soon as administratively feasible in a single lump sum payment. Upon such payment to all participants, the SERP will terminate.
          The Company’s named executive officers are also eligible to participate in the Company’s nonqualified Deferred Compensation Plan, as well as the nonqualified Supplemental 401(k) Plan. Employees’ voluntary contributions to these plans are tax deferred, but are subject to the claims of the general creditors of the Company. These plans do not play a significant role in the Company’s executive compensation program and other than the provision of these plans to allow tax deferred savings by employees, the only participation by the Company is to restore matches limited under the Company’s qualified 401(k) plan. Effective for 2009, no Company contributions are made to either of these plans and the named executive officers are limited to the matching provisions of the tax-qualified 401(k) plan.
          Perquisites
          The Company provides very little in the way of additional benefits to its named executive officers and operates under the belief that benefits of a personal nature or those which are not available to the other employees of the Company should be funded from the executives’ personal funds. The Company believes that the supplemental benefits that it does provide to the named executive officers are reasonable when compared to the business peer group and other companies generally and are appropriate additional items of compensation for these individuals.
          Group-term life insurance (or a combination of group-term life insurance and individually-owned policies) is provided for each of the named executive officers in an amount equal to four times the individual’s base salary.
          The Company operates aircraft to facilitate the operation of its business. The Board of Directors has adopted a policy that requires the Chief Executive Officer to use the Company’s aircraft for both his business and personal travel. From time to time, the other named executive officers are also permitted to use the Company’s aircraft for their personal use. The incremental cost of personal air travel attributable to each named executive officer’s personal aircraft usage has been included in the Summary Compensation table below and is taxed to the executive without gross-up based on Internal Revenue Service guidelines.
          Termination of Service and Severance Arrangements
          As described above, each of the named executive officers is party to an A&R CIC Agreement, which provides benefits only upon both a change in control of the Company and either termination of employment, or in the event of certain other adverse changes in the terms of employment. In the event that a named executive officer is entitled to receive payment pursuant to his or her A&R CIC Agreement, that executive officer will not be eligible to participate in the Company’s severance policy. The Company’s severance policy provides that Messrs. Smith and Cash are entitled to receive twenty-four (24) months of their base salary (the other named executive officers are entitled to receive twelve (12) months of their then base salary). Also, upon termination without cause, all of the named executive officers are entitled to receive a prorated portion of their cash incentive compensation for the year of termination and under their restricted stock award agreements, the lapse schedule is accelerated. Upon termination, the named executive officers are entitled to continuation health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act by so electing and paying the then active employee premium amount. The period of this benefit is equal to the number of months of severance payment, i.e., twenty-four (24) months for Messrs. Smith and Cash and twelve (12) months for the other named executive officers.
          In addition to the benefits payable under the life insurance policy or the long-term disability policy described above, in the event a named executive officer dies or is permanently disabled while in the employ of the Company, vesting is accelerated for all grants under the 2000 Stock Option and Award Plan and the 2009 Stock Option and Award Plan.
Additional Executive Compensation Policies
          The Community Health Systems Stock Ownership Guidelines align the interests of its directors and executive officers with the interests of stockholders and promote the Company’s commitment to sound corporate governance. The guidelines apply to the following Company directors and officers, in the indicated multiples of either an officer’s base salary or a non-management director’s annual cash stipends at the time the participant becomes subject to the guidelines:

Value of
Common Stock
Position with the Company	Owned

Chairman/President/Chief Executive Officer	5.0x

Non-Executive Members of the Board of Directors	5.0x

Executive Vice Presidents/Chief Financial Officer	3.0x

Proxy “Named Executive Officers” (Division Presidents and Senior Vice Presidents)	3.0x

Other Senior Vice Presidents	1.5x

Other Officers	1.0x
          Company officers and directors subject to these guidelines are expected to achieve their respective ownership levels within five (5) years of becoming subject to the guidelines (and an additional five (5) years in the event of a promotion to a higher guideline). Once achieved, ownership of the guideline amount must be maintained for as long as the individual is subject to these Stock Ownership Guidelines. Until such time as a Company officer or director satisfies the Stock Ownership Guidelines, that individual will also be required to hold, for at least one year, 100% of the shares received upon the exercise of stock options and upon the vesting of restricted stock units, in each case net of those shares required to pay the exercise price and any taxes due upon exercise or vesting.
          Stock that counts towards satisfaction of the Company’s Stock Ownership Guidelines includes: (i) Common Stock held outright by the participant or his or her immediate family members living in the same household; (ii) restricted stock issued and held as part of an executive’s or director’s long term compensation, whether or not vested; (iii) Common Stock underlying vested Community Health Systems, Inc. stock options; and (iv) Common Stock acquired on stock option exercises that the participant continues to hold. The Governance and Nominating Committee of the Board of Directors reviews each participant’s progress and compliance with the applicable guidelines and may grant any hardship waivers or exceptions (e.g., in the event of a divorce) as it deems necessary and appropriate.
          Pursuant to the Company’s Policy Concerning Securities Trading, applicable to all members of the Board of Directors, officers, and other key employees, any short-term trading, short sales, transactions in puts, calls, or other derivative securities, hedging transactions, and margining or pledging with respect to the Company’s securities are strictly prohibited.
Stock Option Dating
          Immediately following the receipt of reports of concerns at other companies about their historical stock option dating practices, the Compensation Committee and Audit and Compliance Committee of the Board of Directors jointly undertook a review of the Company’s practices in this area. The following is a summary of historical activity and practices at the Company regarding its grant of stock options to the Company’s named executive officers:
•	Stock options have been granted to executive officers only on the following dates:
•	June 8, 2000 (coinciding with IPO date),

•	May 22, 2003 (coinciding with Annual Stockholder and Board meeting date),

•	February 28, 2005 (written consent action six days after Board and Committee meeting; grant delayed to avoid “quiet period”);

•	March 1, 2006 (same date as Board meeting);

•	February 28, 2007 (same date as Board meeting);

•	July 25, 2007 (coinciding with Triad acquisition closing date; approved at Board and Committee meeting held on July 18, 2007);

•	February 27, 2008 (same date as Board meeting);

•	February 25, 2009 (same date as Board meeting); and

•	February 24, 2010 (same date as Board meeting).
•	All stock option grants to executive officers have been in amounts approved solely by the Compensation Committee, an appropriately comprised committee of independent directors who have never been employed by the Company.

•	The pricing of all stock option grants to named executive officers was the close of the market price on the date of the grant (except in the case of the June 8, 2000 grant, which was made at the IPO price).

•	Stock options have never been backdated and have never been repriced.

•	Form 4’s have been accurately and timely filed for each named executive officer’s grant of stock options.

•	Stock options have never been granted during a “quiet period” and for the last seven grants, were issued shortly after prior year-end financial information had been released to the public and filed with the SEC (or quarter-end financial information, in the case of the July 25, 2007 grant).
     In conclusion, the Company believes that the historical and continuing practices at the Company are in conformity with the best practices of the industry and all current recommendations.

Executive Compensation Tables
Summary Compensation Table
     The following table includes information regarding our named executive officers’ total compensation earned during the years ended December 31, 2009, 2008 and 2007.

							Change in Pension
							Value and
				Plan Based Awards			Nonqualified
				Restricted		Non-equity	Deferred	All
				Stock	Option	Incentive Plan	Compensation	Other	Total
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Compensation
Name and Position	Year	($)(1)	($)(1)	($)(2)	($)(3)	($)(1)	($)(4)	($)(5)	($)
Wayne T. Smith	2009	1,300,000	—	4,545,000	303,000	3,900,000	7,584,981	203,009	17,835,990
Chairman of the Board,	2008	1,080,000	216,000	3,228,000	1,510,000	1,855,440	2,600,094	185,733	10,675,267
President and Chief	2007	1,035,000	—	12,919,300	6,556,000	1,416,915	1,653,202	269,684	23,850,101
Executive Officer

W. Larry Cash	2009	700,000	—	1,818,000	121,200	1,400,000	2,859,864	75,139	6,974,203
Executive Vice President	2008	664,000	132,800	1,936,800	453,000	825,352	1,016,279	113,932	5,142,163
and Chief Financial	2007	644,000	—	6,273,600	2,829,600	643,356	609,658	79,428	11,079,642
Officer

David L. Miller	2009	550,000	—	909,000	60,600	825,000	707,866	26,489	3,078,955
President -	2008	450,000	60,000	1,129,800	151,000	323,100	258,251	18,931	2,391,082
Division Operations	2007	384,300	15,000	2,440,230	1,207,600	227,890	195,974	11,734	4,482,728
			`

William S. Hussey	2009	550,000	—	909,000	60,600	825,000	188,112	22,525	2,555,237
President -	2008	450,000	155,000	1,129,800	151,000	435,600	231,768	21,088	2,574,256
Division Operations	2007	370,633	15,000	2,440,230	1,207,600	275,226	139,833	14,938	4,463,460

Thomas D. Miller	2009	550,000	—	909,000	60,600	825,000	31,167	18,412	2,394,179
President -	2008	450,000	45,000	1,129,800	151,000	471,600	—	122,838	2,370,238
Division Operations	2007	148,430	—	808,200	552,000	200,000	—	1,866	1,710,496

(1)	Amounts represent cash-based compensation. Total cash-based compensation for the year ended December 31, 2009 was as follows: Mr. Smith, $5,200,000; Mr. Cash, $2,100,000; and Messrs. D. Miller, Hussey and T. Miller, $1,375,000. In 2008, total cash compensation included those amounts in the bonus column above which were extraordinary bonus payments given to recognize management’s accomplishments in light of the global economic conditions and further incentivize the named executive officers to effectively guide the Company through difficult economic times.

(2)	The dollar amount shown in the table above represents the fair value of restricted shares on their respective grant dates; February 25, 2009 ($18.18 per share); February 27, 2008 ($32.28 per share); July 25, 2007 ($40.41 per share) and February 28, 2007 ($37.21 per share). The grant date fair value of restricted shares included in the table above is based on a 100 percent probability of meeting the performance conditions. The grant date fair value was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

(3)	The dollar amount shown in the table above represents the fair value of stock options on their respective grant dates; February 25, 2009 ($6.06 per share); February 27, 2008 ($7.55 per share); July 25, 2007 ($11.04 per share) and February 28, 2007 ($10.36 per share). The grant date fair value was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Assumptions used in the calculation of these amounts are included in Note 2 of the financial statements included in the Company’s Annual Report on Form 10-K filed with the SEC on February 26, 2010 for the year ended December 31, 2009.

(4)	Represents the actuarial increase in the present value of the named executive officer’s benefit under the SERP using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and includes amounts which the named executive officers may not currently be entitled to receive because such amounts are not vested. The increase in the change in pension value in 2009 is primarily attributable to the impact of current year non-equity incentive plan compensation on the calculation of benefits under the Plan, the adoption of provisions in the plan to comply with Section 409A of the Internal Revenue Code and a decrease in the assumed interest rates, based on the 10-year Treasury note. The non-qualified deferred compensation plan earnings contained no above-market or preferential portion of earnings for 2009 or for 2008.

(5)	All Other Compensation for the year ended December 31, 2009 consists of the following:

			Deferred
		401(k) Plan/401k	Compensation		Personal
	Long-Term	Suppl Plan	Plan Employer		Use of
	Disability	Employer Matching	Matching	Life Insurance	Corporate	Membership/
	Premiums	Contributions	Contributions	Premiums	Aircraft	Dues
Name	($)	($)	($)	($)	($)	($)
Wayne T. Smith	5,950	8,575	—	39,880	143,816	4,788

W. Larry Cash	5,950	8,575	—	13,038	47,576	—

David L. Miller	5,950	8,575	—	11,964	—	—

William S. Hussey	5,950	8,575	—	8,000	—	—

Thomas D. Miller	3,500	8,575	—	6,337	—	—

Grants of Plan-Based Awards
     The following table sets forth the actual number of stock options and restricted stock awards granted and the range of potential payment under the 2004 Employee Performance Incentive Plan for the named executive officers for the year ended December 31, 2009 and the grant date fair value of these awards. There can be no assurance that the grant date fair value of options and restricted stock awards will ever be realized.

									All Other
								All Other Stock	Option Awards:	Exercise or	Grant Date
								Awards:	Number of	Base Price	Fair Value
		Estimated Future Payouts Under			Estimated Future Payouts Under			Number of	Securities	of Option	of Stock
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Shares of	Underlying	Awards	and Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or Units	Options	Per Share	Awards
Name	Grant Date	(#)	(#) (1)	(#)	(#)	(#) (1)	(#)	(#)	(#) (2)	($) (3)	($)(4)

Wayne T. Smith	2/25/2009							—	50,000	18.18	303,000
	2/25/2009	—	3,445,000	3,900,000		250,000					4,545,000

W. Larry Cash	2/25/2009							—	20,000	18.18	121,200
	2/25/2009		1,155,000	1,400,000		100,000					1,818,000

David L. Miller	2/25/2009							—	10,000	18.18	60,600
	2/25/2009		715,000	825,000		50,000					909,000

William S. Hussey	2/25/2009							—	10,000	18.18	60,600
	2/25/2009		715,000	825,000		50,000					909,000

Thomas D. Miller	2/25/2009							—	10,000	18.18	60,600
	2/25/2009		715,000	825,000		50,000					909,000

(1)	With respect to the February 25, 2009 grant of restricted stock, the performance measure was achievement of 90% of the low end of the range of projected net revenues as stated in the Company’s earnings release filed with the SEC on Form 8-K on February 19, 2009. Since this performance criteria was met, the awards time-based restrictions will lapse in one-third increments on each of the first three anniversaries of the grant date. In the event of a change in control of the Company, as defined in our 2000 Stock Option and Award Plan, all such restricted stock shall vest and the restrictions shall lapse immediately.

(2)	Represents options granted under our 2000 Stock Option and Award Plan. The options granted on February 25, 2009 became or become exercisable with respect to one-third of the shares covered thereby on each of February 25, 2010, February 25, 2011 and February 25, 2012. In the event of a change in control of the Company as defined in our 2000 Stock Option and Award Plan, all such options become immediately and fully exercisable.

(3)	Closing market value of the shares of our Common Stock on February 25, 2009, the date of grant. The closing market value of the shares of our Common Stock at December 31, 2009 was $35.60.

(4)	Represents the grant date fair value calculated under ASC 718, and as presented in our audited financial statements included in our Annual Report on Form 10-K for the 2009 fiscal year. The fair value of the stock option awards for financial reporting purposes will likely vary from the actual amount ultimately realized by the named executive officers based on a number of factors. These factors include our actual operating performance, stock price fluctuations, differences from the valuation assumptions used, and the timing of exercise or applicable vesting.

Outstanding Equity Awards at Fiscal Year End
     The following table shows outstanding stock option awards classified as exercisable and unexercisable and unvested restricted stock awards as of December 31, 2009 for the named executive officers.

	Option Awards						Stock Awards
	Number of	Number of	Equity Incentive Plan						Equity Incentive Plan	Equity Incentive Plan
	Securities	Securities	Awards: Number of				Number of	Market Value	Awards: Number of	Awards: Market or
	Underlying	Underlying	Securities				Shares or	of Shares or	Unearned Shares,	Payout Value of
	Unexercised	Unexercised	Underlying				Units of Stock	Units of Stock	Units or Other	Unearned Shares, Units
	Options	Options	Unexercised	Option	Option		That Have Not	That Have Not	Rights That Have Not	or Other Rights That
	Exercisable	Unexercisable	Unearned Options	Exercise	Expiration		Vested	Vested	Vested	Have Not Vested
Name	(#) (1)	(#) (2)	(#)	Price	Date		(#)	($) (3)	(#)	($)

Wayne T. Smith	750,000	—	—	$20.3000	5/22/2013
	100,000	—	—	$32.3700	2/28/2013
	100,000	—	—	$38.3000	3/1/2014
	66,666	33,334	—	$37.2100	2/27/2015
	333,333	166,667	—	$40.4100	7/24/2015	(4)
	66,666	133,334	—	$32.2800	2/26/2018
	—	50,000	—	$18.1800	2/24/2019
							360,001	12,816,036	—	—

W. Larry Cash	260,000	—	—	$20.3000	5/22/2013
	65,000	—	—	$32.3700	2/28/2013
	50,000	—	—	$38.3000	3/1/2014
	40,000	20,000	—	$37.2100	2/27/2015
	133,333	66,667	—	$40.4100	7/24/2015	(4)
	20,000	40,000	—	$32.2800	2/26/2018
	—	20,000	—	$18.1800	2/24/2019
							160,000	5,696,000	—	—

David L. Miller	200,000	—	—	$20.3000	5/22/2013
	30,000	—	—	$32.3700	2/28/2013
	20,000	—	—	$38.3000	3/1/2014
	6,666	3,334	—	$37.2100	2/27/2015
	66,666	33,334	—	$40.4100	7/24/2015	(4)
	6,666	13,334	—	$32.2800	2/26/2018
	—	10,000	—	$18.1800	2/24/2019
							84,334	3,002,290	—	—

William S. Hussey	10,000	—	—	$23.0000	5/22/2011
	60,000	—	—	$20.2500	12/10/2012
	90,000	—	—	$20.3000	5/22/2013
	60,000	—	—	$27.2900	2/24/2014
	30,000	—	—	$32.3700	2/28/2013
	20,000	—	—	$38.3000	3/1/2014
	6,666	3,334	—	$37.2100	2/27/2015
	66,666	33,334	—	$40.4100	7/24/2015	(4)
	6,666	13,334	—	$32.2800	2/26/2018
	—	10,000	—	$18.1800	2/24/2019
							84,334	3,002,290	—	—

Thomas D. Miller	33,333	16,667	—	$40.4100	7/24/2015	(4)
	6,666	13,334	—	$32.2800	2/26/2018
	—	10,000	—	$18.1800	2/24/2019
							73,334	2,610,690	—	—

(1)	These options were fully vested as of December 31, 2009.

(2)	Vesting of unexercisable options occurred or will occur, subject to the terms of the 2000 Stock Option and Award Plan, on February 27, 2010 for options expiring on February 27, 2015, on July 25, 2010 for options expiring on July 24, 2015, in equal increments on February 27, 2010 and February 27, 2011 for options expiring on February 26, 2018 and in equal increments on February 25, 2010, February 25, 2011 and February 25, 2012 for options expiring on February 24, 2019.

(3)	The dollar value in the table above represents the market value of shares of Common Stock on December 31, 2009 ($35.60 per share) and consists of unvested awards from the following grants set forth in the table below.

(4)	These options were a special one time grant that was associated with the Triad acquisition in July 2007.

		Unvested
Name	Date Granted	Shares
Wayne T. Smith	2/28/2007	43,334
	2/27/2008	66,667
	2/25/2009	250,000

W. Larry Cash	2/28/2007	20,000
	2/27/2008	40,000
	2/25/2009	100,000

David L. Miller	2/28/2007	11,000
	2/27/2008	23,334
	2/25/2009	50,000

William S. Hussey	2/28/2007	11,000
	2/27/2008	23,334
	2/25/2009	50,000

Thomas D. Miller	2/27/2008	23,334
	2/25/2009	50,000
     Vesting of these awards occurred or will occur, subject to the terms of the 2000 Stock Option and Award Plan, in one-third increments on each of the first three (3) anniversaries of the dates of grants for grants on February 28, 2007, February 27, 2008 and February 25, 2009.
Option Exercises and Stock Vested
     The following table sets forth certain information regarding options exercised for the named executive officers along with the number of stock awards that vested during the year ended December 31, 2009.

	Stock Options		Stock Awards
	Number of	Value Realized	Number of
	Shares Acquired	Upon Exercise	Shares Acquired	Value Realized
	on Exericse	or Vesting	on Vesting	Upon Vesting
Name	(#)	($)	(#)	($)
Wayne T. Smith	250,000	3,268,650	210,000	4,669,600
W. Larry Cash	240,000	2,527,896	111,667	2,443,872
David L. Miller	—	—	47,666	964,916
William S. Hussey	—	—	47,666	964,916
Thomas D. Miller	—	—	21,666	477,856

(1)	The value realized upon vesting is based on the fair market value on the date of vesting.

Pension Benefits
     The table below shows the present value of accumulated benefit payable to each of the named executive officers as of December 31, 2009, including the number of years of service credited to each such named executive officers, under the Company’s SERP determined using interest rate and mortality rate assumptions consistent with those described in the footnotes of the Company’s audited financial statements for the year ended December 31, 2009, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 26, 2010.
     This plan is a non-contributory non-qualified defined benefit plan that provides for the payment of benefits from the general funds of the Company. The plan generally provides that, when a participant retires after his or her normal retirement age (age 65), he or she will be entitled to an annual retirement benefit equal to the participant’s Annual Retirement Benefit, reduced by the sum of (a) the actuarial equivalent of the participant’s monthly amount of Social Security old age and survivor disability insurance benefits payable to the participant commencing at his or her unreduced Social Security retirement age, and (b) the annuity which is the actuarial equivalent of the amount contributed to the deferred compensation plan pursuant to the Benefit Exchange Agreement increased by 7% per year commencing January 1, 2003. For this purpose, the “Annual Retirement Benefit” means an amount equal to the sum of the participant’s compensation for the highest three years out of the last five full years of service preceding the participant’s termination of employment, divided by three, then multiplied by the lesser of 50% or a percentage equal to 2% multiplied by the participant’s years of service.

			Present	Payments
		Number of Years	Value of	During
		of	Accumulated	Last Fiscal
		Credited Service	Benefit	Year
Name	Plan Name	(#)	($)	($)

Wayne T. Smith	SERP	26.00	18,425,100	—

W. Larry Cash	SERP	24.50	7,389,235	—

David L. Miller	SERP	12.08	1,682,646	—

William S. Hussey	SERP	6.58	776,206	—

Thomas D. Miller	SERP	2.42	31,167	—

(1)	Under the SERP, both Mr. Smith and Mr. Cash are credited with two (2) years of service for every actual year worked, until the total years of service equal 25 years, and then one year of service for each year worked thereafter.
Nonqualified Deferred Compensation
     The following table shows the contributions, earnings and account balances for the named executive officers in the Deferred Compensation Plan. Participation in this plan is limited to a selected group of management or highly compensated employees of the Company. Vesting in the Company match contributions in the Deferred Compensation Plan is 20% per year until fully vested at five (5) years. The participants may select their investment funds in the plan in which their accounts are deemed to be invested and if no fund is selected by the participant, the Company contributions will be deemed to be invested in a money market account for the participant. Beginning in 2009, the Company no longer contributes to this plan.

     Withdrawals from this plan are paid in equal annual installments over a period of ten (10) years, with the first payment being made on the first business day of the calendar year following the participant’s termination of employment or death unless the participant made an election to receive such distributions in the form of a lump sum payment or in five (5) equal installment payments subject to any required delay pursuant to Section 409A of the IRC.

	Executive	Aggregate	Aggregate	Aggregate Balance
	Contributions	Earnings in Last	Withdrawals/	at Last
	in Last FY	FY	Distributions	FYE
	($)	($)	($)	($)
Name	(1)	(2)		(3)

Wayne T. Smith	—	631,578	—	4,984,572

W. Larry Cash	—	224,247	—	1,020,258

David L. Miller	—	32,711	—	111,452

William S. Hussey	178,620	40,413	—	417,319

Thomas D. Miller	84,660	35,393	—	152,494

(1)	Contributions from 2009 salary. These amounts are also included as compensation in the Summary Compensation Table.

(2)	Investment earnings for 2009.

(3)	Plan Balance as of December 31, 2009.
Potential Payments upon Termination or Change in Control
     Pursuant to the Company’s severance policy, the named executive officers would each receive payments upon termination from the Company which vary in amount depending on the reason for termination. Each named executive officer would also receive a specified payment in connection with a change in control of the Company. Below is a discussion of the estimated payments and/or benefits under four events:
1.	Voluntary Termination or Involuntary Termination for Cause, which includes resignation and involuntary termination for cause, including the Company’s termination of the named executive officer’s employment for reasons such as violation of certain Company policies or for performance related issues, but does not include retirement.

2.	Retirement, as defined in the various plans and agreements.

3.	Involuntary Termination, which includes a termination other than for cause, but does not include a termination related to a change in control of the Company.

4.	Change in Control of the Company, as defined in the A&R CIC Agreements previously described in the “Employment Contracts; Change in Control Severance Arrangements” section of the Compensation Discussion and Analysis.
General Assumptions
     Set forth below is a description of payments and/or benefits that would be provided related to each termination event or change in control. Except as noted below, these amounts are the incremental or enhanced amounts that a named executive officer would receive that is in excess of those benefits that the Company would generally provide to other employees under the same circumstances. These amounts are estimates only and are based on the assumption that the terminating event or a change of control, as applicable, occurred on December 31, 2009. The closing price of the Company’s common stock was $35.60 on that date.
Severance Benefits
     The hypothetical benefit to be received by any executive for a particular event should not be combined with any other event, as a named executive officer could be compensated, if at all, for only one event.
Voluntary Termination, or Involuntary Termination for Cause. No severance amounts are payable in the event of voluntary termination or an involuntary termination for cause.
Retirement. No severance amounts are payable upon retirement.
Involuntary Termination. Mr. Smith would receive $6,500,000, Mr. Cash would receive $2,800,000, and Messrs. D. Miller, Hussey and T. Miller would each receive $1,375,000.
Change in Control of the Company. The named executive officers would receive the following payments: Mr. Smith, $15,600,000; Mr. Cash, $6,300,000; and Messrs. D. Miller, Hussey, and T. Miller each would receive $4,125,000.
Equity-Incentive Plan Awards
     Each named executive officer has outstanding long term incentive awards granted under the Company’s equity based plans. See the Grants of Plan-Based Awards and the Outstanding Equity Awards at Fiscal Year-End Tables above. In certain termination events or upon a change in control, there would be an acceleration of the vesting schedule of restricted stock and/or stock options.
Voluntary Termination or Involuntary Termination for Cause. If a named executive officer voluntarily terminates his employment prior to being eligible for retirement, or the Company terminates his employment for cause, his unvested restricted stock and unvested stock options will be forfeited. In addition, any vested but unexercised stock options would be forfeited if not exercised within 90 days of the terminating event.
Retirement. Upon retirement, unvested stock options would be forfeited.
Involuntary Termination. If a named executive officer is terminated by the Company for any reason other than for cause, his unvested stock options will be forfeited, but his performance-based restricted stock award will continue until such time as the Board or an appropriate committee determines that the performance objective has been obtained. If attained, then the restrictions on the entire award shall lapse on the first anniversary of the date of grant (or if the termination occurs after the performance objective has been attained, the restrictions on the entire award shall lapse immediately). If the performance objective is not attained, the award shall be forfeited in its entirety. The value of unvested restricted stock that would become fully vested for each of the named executive officers is as follows: Mr. Smith, $12,816,036; Mr. Cash, $5,696,000; Mr. D Miller, $3,002,290; Mr. Hussey, $3,002,290 and T. Miller, $2,610,690.
Change in Control of the Company. The value of in-the-money unvested stock options that would become fully vested for each of the named executive officers is as follows: Mr. Smith, $1,313,669; Mr. Cash, $481,200; and Messrs. D. Miller, Hussey, and T. Miller, $218,469. The value of unvested restricted stock that would become fully vested for each of the named executive officers is as follows: Mr. Smith, $12,816,036; Mr. Cash, $5,696,000; Mr. D. Miller, $3,002,290; Mr. Hussey, $3,002,290 and Mr. T. Miller, $2,610,690.

Retirement Benefits
     The amounts indicated below represent amounts payable if any, under the SERP under each described scenario.
Voluntary Termination or Involuntary Termination for Cause. In the case of voluntary termination the following amounts represent the lump sum value of payments to each of the named executive officers as follows: Mr. Smith, $19,510,019; Mr. Cash, $9,378,464; Mr. D. Miller, $2,113,606; Mr. Hussey, $995,399; and Mr. T. Miller, $0. In the event of involuntary termination for cause, no pension benefits are payable.
Retirement. The lump-sum value of payments to each of the named executive officers is as follows: Mr. Smith, $19,510,019; Mr. Cash, $9,378,464; Mr. D. Miller, $2,113,606; Mr. Hussey, $995,399; and Mr. T. Miller, $0.
Involuntary Termination. The lump-sum value of payments to each of the named executive officers is as follows: Mr. Smith, $19,510,019; Mr. Cash, $9,378,464; Mr. D. Miller, $2,113,606; Mr. Hussey, $995,399; and Mr. T. Miller, $0.
Change in Control of the Company. The lump sum value of payments to each of the named executive officers is as follows: Mr. Smith, $22,837,071; Mr. Cash, $12,419,801; Mr. D. Miller, $2,924,951; Mr. Hussey, $1,752,537; and Mr. T. Miller, $0.
Other Benefits
     In the event of a change in control of the Company, the Company provides the continuation of certain health and welfare benefits with an estimated value of $15,000 for each of the named executive officers. Also, in the event of a change in control, the Company provides reimbursement of up to $25,000 for outplacement counseling and related benefits to each of the named executive officers.
Excise Tax Gross-Up
     In the event of a change in control of the Company, the value of the “gross up” payments to offset any excise tax imposed by Section 4999 of the IRC for each of the named executive officers is as follows: Mr. Smith, $9,457,222; Mr. Cash, $0; Mr. D. Miller, $0; Mr. Hussey, $2,732,649; and Mr. T. Miller, $2,280,139.

COMPENSATION COMMITTEE REPORT
     The information contained in this Compensation Committee Report shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in any such filing.
     The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
The Compensation Committee
H. Mitchell Watson, Jr., Chair
John A. Clerico
Julia B. North

AUDIT AND COMPLIANCE COMMITTEE REPORT
          The Audit and Compliance Committee of the Board of Directors of the Company is composed of four directors, each of whom is “independent” as defined by the listing standards of the NYSE and Section 10A-3 of the Exchange Act. All of our Audit and Compliance Committee members meet the Securities and Exchange Commission definition of “financial committee audit expert.” The Audit and Compliance Committee operates under a written charter adopted by the Board of Directors, which is posted on our corporate website (www.chs.net) and which is reviewed by the Committee annually, in conjunction with the Committee’s annual self-evaluation. The Company’s management is responsible for its internal controls and the financial reporting process. Our independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue its reports thereon. The Audit and Compliance Committee is responsible for, among other things, monitoring and overseeing these processes, and recommending to the Board of Directors: (i) the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K; and (ii) the selection of the independent registered public accounting firm to audit the consolidated financial statements of the Company.
          In keeping with that responsibility, the Audit and Compliance Committee has reviewed and discussed the Company’s audited consolidated financial statements with management and with the independent registered public accounting firm, reviewed internal controls and accounting procedures and provided oversight review of the Company’s corporate compliance program. In addition, the Audit and Compliance Committee has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 114, “The Auditors Communication with Those Charged with Governance.”
          The Audit and Compliance Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit and Compliance Committee met with the internal auditors and the independent registered public accounting firm with and without management present to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.
          The Audit and Compliance Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm its independence and reviewed the amount of fees paid to the independent registered accounting firm for audit and non-audit services.
          Based on the Audit and Compliance Committee’s discussions with management and the independent registered public accounting firm and the Audit and Compliance Committee’s review of the representations of management and the materials it received from the independent registered public accounting firm as described above, the Audit and Compliance Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.
          This report is respectfully submitted by the Audit and Compliance Committee of the Board of Directors.

The Audit and compliance Committee John A. Clerico, Chair James S. Ely III John A. Fry H. Mitchell Watson, Jr.

     MISCELLANEOUS
          As of the date of this Proxy Statement, the Board has not received notice of, and does not intend to propose, any other matters for stockholder action. However, if any other matters are properly brought before the meeting, it is intended that the persons voting the accompanying proxy will vote the shares represented by the proxy in accordance with their best judgment.

By Order of the Board of Directors, /s/ Rachel A. Seifert Rachel A. Seifert Executive Vice President, Secretary and General Counsel

Franklin, Tennessee
April 9, 2010

Attachment A
(Annex A)
Form of Amendment to Restated Certificate of Incorporation
The text below is the portion of the current Restated Certificate of Incorporation of the Corporation as proposed to be amended. Proposed additions are indicated by underlining and proposed deletions are indicated by strike-outs.
FIFTH: The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors. The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by statute or this Restated Certificate of Incorporation directed or required to be exercised or done by the stockholders.
B. ~~CLASSES~~
ELECTION
 AND TERMS OF DIRECTORS.
Commencing at the annual meeting of stockholders in calendar year 2010 (the “2010 Annual Meeting”)
, ~~T~~
t
he directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, ~~shall be divided into three classes (I, II and III), as nearly equal in number as possible, and no class shall include less than one director~~
shall be elected annually for a term of office of one year, except that any director in office at the 2010 Annual Meeting whose term expires at the annual meeting of stockholders in calendar year 2011 or calendar year 2012 shall continue to hold office until the end of the term for which such director was elected and until such director’s successor shall have been elected and qualified
. ~~The initial term of office for members of Class I shall expire at the annual meeting of stockholders in 2001; the initial term of office for members of Class II shall expire at the annual meeting of stockholders in 2002; and the initial term of office for members of Class III shall expire at the annual meeting of stockholders in 2003~~. At each annual meeting of stockholders beginning in ~~2001~~
2012
,
all
 directors ~~elected to succeed those directors whose terms expire~~ shall be elected for a term of office to expire at the ~~third~~
next
 succeeding annual meeting of stockholders after their election, and shall continue to hold office until their respective successors are elected and qualified.
C. NEWLY-CREATED DIRECTORSHIPS AND VACANCIES. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause shall, unless otherwise provided by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office, even if less than a quorum is then in office, or by the sole remaining director, and shall not be filled by stockholders. Directors elected to fill a newly created directorship or other vacancies shall hold office for the remainder of the full term ~~of the class of directors in which the new directorship was created or the vacancy occurred~~ and until such director’s successor has been elected and has qualified.
D. REMOVAL OF DIRECTORS. Subject to the rights of the holders of any series of Preferred Stock then outstanding, ~~the directors or~~ any director elected prior to the 2010 Annual Meeting or any director appointed to fill a vacancy of any director elected prior to the 2010 Annual Meeting may be removed from office at any time, but only for cause, and any other director may be removed from office at any time, with or without cause, in each case at a meeting called for that purpose, and only by the affirmative vote of the holders of at least a majority of the voting power of all issued and outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
E. RIGHTS OF HOLDERS OF PREFERRED STOCK. Notwithstanding the foregoing provisions of this Article FIFTH, whenever the holders of any one or more series of Preferred Stock issued by the

A-1

Corporation shall have the right, voting separately by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the rights and preferences of such Preferred Stock as set forth in this Restated Certificate of Incorporation or in the resolution or resolutions of the Board of Directors relating to the issuance of such Preferred Stock, ~~and such directors so elected shall not be divided into classes pursuant to this Article FIFTH unless expressly provided by such rights and preferences~~.

A-2

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY COMMUNITY HEALTH SYSTEMS, INC.		For	Against	Abstain
ANNUAL MEETING OF STOCKHOLDERS MAY 18, 2010		1.	Proposal to amend the Company’s Restated Certificate of Incorporation to declassify the Board of Directors and provide for the annual election of directors.	☐	☐	☐

     The undersigned hereby appoints Wayne T. Smith and Rachel A. Seifert, and each and any of them, proxies for the undersigned with full power of substitution, to vote all shares of the Common Stock of the Community Health Systems, Inc. (the “Company”) owned by the undersigned at the Annual Meeting of Stockholders to be held at The St. Regis Hotel, located at 5th Avenue at 55th Street, New York, New York 10022 on Tuesday, May 18, 2010, at 8:00 a.m., local time, and at any adjournments or postponements thereof (the “Meeting” ).
		2. (a) (b)	Election of Directors: W. Larry Cash H. Mitchell Watson, Jr.	For ☐ ☐	Against ☐ ☐	Abstain ☐ ☐
				For	Against	Abstain
		3.	Proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐

		4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Please be sure to date and sign this proxy card in the appropriate boxes.	Date
     This Proxy will be voted as specified by the undersigned. In the absence of any specification, a signed Proxy will be voted FOR the election of the two (2) named nominees for directors and, FOR proposals 1 and 3 as described in the accompanying Proxy Statement. This Proxy revokes any prior Proxy given by the undersigned. The undersigned acknowledges receipt with this Proxy of a copy of the Notice of Annual Meeting and Proxy Statement dated April 9, 2010, describing more fully the proposals set forth herein.

Sign above	Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided. COMMUNITY HEALTH SYSTEMS, INC.

PLEASE ACT PROMPTLY
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY
IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
     Please date and sign name exactly as it appears hereon. Executors, administrators, trustees, etc. should so indicate when signing. If the stockholder is a corporation, the full corporate name should be inserted and the Proxy signed by an officer of the corporation, indicating his/her title. If the stockholder is a partnership, the full partnership name should be inserted and the Proxy signed by an authorized person of the partnership, indicating his/her title. If the stockholder is a limited liability company, the full limited liability company name should be inserted and the Proxy signed by an authorized person of the limited liability company, indicating his/her title.
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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